Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

NEOPHOTONICS CORPORATION,

DULCIMER ACQUISITION CORP.,

SANTUR CORPORATION

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

AS STOCKHOLDER REPRESENTATIVE

September 29, 2011

i

Exhibits

Exhibit A—Pro Forma Closing Net Working Capital Amount Calculation
Exhibit B—Escrow Agreement
Exhibit C—Certificate of Merger
Exhibit D-1—Equityholder Acknowledgement (for Warrants entitled to payment)
Exhibit D-2—Equityholder Acknowledgement (for Warrants not entitled to payment)
Exhibit E-1—Incentive Plan Acknowledgement (participating in the Incentive Plan)
Exhibit E-2—Incentive Plan Acknowledgement (waiving participation in the Incentive Plan)
Exhibit F—Stockholder Letter of Transmittal
Exhibit G—Financial Statements
Exhibit H—Stockholder Written Consent
Exhibit I-1—Offer Letter (no retention bonus)
Exhibit I-2—Offer Letter (retention bonus, one option grant)
Exhibit I-3—Offer Letter (retention bonus, two option grants)
Exhibit J—Legal Opinion

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 29, 2011, by and among NeoPhotonics Corporation, a Delaware corporation (“Parent”), Dulcimer Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), Santur Corporation, a Delaware corporation (the “Company”) and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the Stockholder Representative. Parent, Merger Sub, the Company and the Stockholder Representative are sometimes referred to herein as a “Party,” and collectively as the “Parties.” Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Section 1.

RECITALS

A.        The parties intend that Merger Sub shall merge with and into the Company (the “Merger”), with the Company to be the surviving corporation of the Merger (the “Surviving Corporation”), on the terms and subject to the conditions of this Agreement and pursuant to the General Corporation Law of the State of Delaware, as amended (the “DGCL”).

B.        The Boards of Directors of Merger Sub and the Company have determined that the Merger is in the best interests of their respective stockholders and have approved and declared advisable this Agreement and the Merger.

C.        The holders of a majority of the outstanding shares of Series A-1 Preferred Stock, par value $0.0001 per share (“Series A-1 Preferred Stock”), and Series B-1 Preferred Stock, par value $0.0001 per share (“Series B-1 Preferred Stock”), of the Company have elected to convert all outstanding shares of Series A-1 Preferred Stock and Series B-1 Preferred Stock into shares of Common Stock of the Company (the “Conversion”), which election shall become effective only upon the execution and delivery of this Agreement by Parent and Merger Sub.

D.        Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, the Chief Executive Officer of the Company is executing and delivering to Parent a consulting agreement (the “Meissner Consulting Agreement”), which agreement shall become effective only upon the Effective Time.

E.        Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, the Chief Executive Officer of the Company is executing and delivering to Parent a noncompetition and non-solicitation agreement (a “Non-Competition Agreement”).

F.        Parent, Merger Sub and the Company desire to make certain representations, warranties, and covenants in connection with the Merger and to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.        Definitions.  As used in this Agreement, the terms set forth below shall have the following meanings:

“401(k) Plan” has the meaning set forth in Section 5(m).

“Additional Consideration” has the meaning set forth in Section 2(m)(i).

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Affiliated Group” means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local, or non-U.S. law.

“Aggregate Fully-Diluted Common Shares” means the sum of (i) the aggregate number of shares of Common Stock that would be issuable upon the conversion of all of the shares of Convertible Preferred Stock issued and outstanding immediately prior to the Effective Time, plus (ii) the aggregate number of shares of Common Stock issued and outstanding immediately prior to the Effective Time, plus (iii) the aggregate number of shares of Common Stock issuable upon the exercise in full of all Company Options with exercise prices per share less than the Common Share Closing Consideration outstanding immediately prior to the Effective Time after giving effect to the terminations described in the first sentence of Section 2(e)(vii)(A), plus (iv) the aggregate number of shares of Common Stock issuable upon the exercise in full of all Company Warrants (after taking into account the conversion of any Convertible Preferred Stock issuable upon exercise thereof) outstanding immediately prior to the Effective Time.

“Aggregate Closing Merger Consideration” means an amount equal to (i) $43,500,000; plus (ii) the amount of the Company Cash; minus (iii) the amount of the Company Debt; minus (iv) the Closing Net Working Capital Shortfall, if any; plus (v) the Aggregate Option Exercise Price; minus (vi) the Santur Corporation 2011 Incentive Amount; minus (vii) the Closing Costs.

“Aggregate Option Exercise Price” means the sum of the cash exercise prices that would be payable upon exercise in full of all vested Company Options with exercise prices per share less than the Common Share Closing Consideration outstanding immediately prior to the Effective Time (other than those Company Options held by participants in the Santur Corporation 2011 Incentive Plan and in the Fixed Bonus Plan that will terminate immediately prior to the Effective Time).

“Agreement” has the meaning set forth in the preface above.

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Bankruptcy and Equity Exceptions” has the meaning set forth in Section 3(b).

“Basket Amount” has the meaning set forth in Section 8(c).

“Business Day” means any day other than a Saturday, Sunday or any day on which banks located in the State of California are authorized or required to be closed for the conduct of regular banking business.

“Certificate of Merger” has the meaning set forth in Section 2(c).

“Charter” means the Company’s Ninth Amended and Restated Certificate of Incorporation.

“Charter Documents” means the Charter and by-laws or like organizational documents, each as amended to date and as may be amended prior to the Effective Time, of the Company.

“Claim Notice” has the meaning set forth in Section 8(e).

“Closing” has the meaning set forth in Section 2(b).

“Closing Costs” means the sum of all fees, expenses and similar costs incurred by the Company in connection with the Merger and the other transactions contemplated by this Agreement to the extent not otherwise paid by the Company prior to the Closing, including, without limitation (i) any investment banking or financial advisory fees or expenses payable to the Company’s financial advisors in connection with the Merger and the other transactions contemplated by this Agreement, including any fees or expenses provided for in the engagement letter with Oppenheimer & Co. Inc. dated June 1, 2011, as amended on September 15, 2011, or in the engagement letter with Raymond James & Associates dated September 9, 2011, (ii) any legal fees or expenses payable to the Company’s legal counsel in connection with the Merger and the other transactions contemplated by this Agreement, (iii) the Closing Employee Payments, (iv) the Tail Premium, (v) any fees payable to Silicon Valley Bank in connection with the execution of this Agreement or the consummation of the Merger (other than any fees included in Company Debt), (vi) the Company 2011 Audit Costs, (vii) any fees and expenses associated with the Company 2010 Audit, and (viii) any fees or expenses payable to the Stockholder Representative in connection with the Merger and the other transactions contemplated by this Agreement, in each case to the extent not otherwise paid by the Company prior to the Closing.

“Closing Date” has the meaning set forth in Section 2(b).

“Closing Employee Payments” means all payments and other obligations to Company employees and consultants triggered by or due as a result of the Merger, whether arising by law or out of any management, employment, retention, bonus, change in control or severance arrangements, other than payments and other obligations (x) arising under the Santur

Corporation 2011 Incentive Plan or the Fixed Bonus Plan or (y) triggered solely as a result of the termination of Terminated Employees by the Company.

“Closing Financial Certificate” means a certificate of the Company, executed by the Chief Executive Officer, Controller and Chief Financial Officer of the Company and dated as of the Closing Date, certifying the amount of the Company Cash and Company Debt and the Company’s calculation of the Closing Net Working Capital Amount, delivered by the Company to Parent in accordance with the terms of Section 6(a)(xiv).

“Closing Net Working Capital Shortfall” means the amount, if any, by which the (i) the Closing Net Working Capital Amount is less than (ii) $4,629,000.

“Closing Net Working Capital Amount” means (i) the Company’s total current assets as of immediately prior to the Effective Time (which will be comprised of the asset categories identified on Exhibit A and will specifically exclude any Company Cash), less (ii) the Company’s total current liabilities as of immediately prior to the Effective Time (which will be comprised of the liability categories identified on Exhibit A and will specifically exclude any short-term or long-term Company Debt and, for the avoidance of doubt, any liabilities related to any Company Warrants), in each case, except as explicitly set forth in this definition, as defined by and determined in accordance with GAAP and the Company’s past practices. Without limiting the foregoing, all assets and liabilities included in the calculation of Closing Net Working Capital Amount, including the amounts of all reserves, shall be calculated in a manner consistent with assumptions and principals used in the Most Recent Financial Statements, and all such amounts shall be reasonably acceptable to Parent. Notwithstanding the foregoing, the following payments and liabilities shall be eliminated from the calculation of Closing Net Working Capital Amount: (x) any payments to or amounts owing to any Terminated Employees in accordance with the terms of Section 5(i)(iv); or (y) any liability for unpaid amounts otherwise included as a Closing Cost. The Company acknowledges that for purposes of this calculation the Company will fully accrue a ratable portion of the retention bonuses to be paid by the Company following Closing (in an aggregate amount not less than $350,000) and include such accrued amount as a current liability. An estimated, pro forma calculation of Closing Net Working Capital Amount based on the accounting records of the Company for the first eight months of 2011 is attached hereto as Exhibit A. The final calculation of Closing Net Working Capital Amount shall be completed using practices and assumptions consistent with the methodology used by the Company to calculate Closing Net Working Capital for purposes of the calculation set forth on Exhibit A.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Share Closing Consideration” means (i) the amount of the Aggregate Closing Merger Consideration, minus the Preferred Liquidation Value, divided by (ii) the Aggregate Fully-Diluted Common Shares, with the result rounded to six decimal places.

“Common Stock” means any share of the common stock, par value $0.0001 per share, of the Company.

“Company” has the meaning set forth in the preface above. Except for references to the “Company” in Sections 3(a), 3(b) and 3(d), references in this Agreement to the “Company” shall be deemed to be references to the Company and its Subsidiaries

“Company 2010 Audit” means the audit of the Financial Statements of the Company for the fiscal year ended December 31, 2010, as conducted by Ernst & Young LLP.

“Company 2011 Audit Costs” means an amount equal to $184,720, which represents the amount accrued or reserved for on the Most Recent Financial Statements related to costs and expenses of the audit of the balance sheet and statements of income, changes in stockholders’ equity and cash flows as of and for the fiscal year ending December 31, 2011.

“Company Ancillary Agreement” means each agreement or document (other than this Agreement) that the Company is to enter into as a party thereto pursuant to this Agreement.

“Company Benefit Plan” has the meaning set forth in Section 3(p)(i).

“Company Cash” means the Company’s cash and cash equivalents as of immediately prior to the Effective Time (as defined by and determined in accordance with GAAP). Notwithstanding the foregoing, the payments to or owing to any Terminated Employees in accordance with the terms of Section 5(i)(iv) shall be eliminated from the calculation of Company Cash.

“Company Contracts” has the meaning set forth in Section 3(n)(i).

“Company Debt” means the principal amount of the Company’s outstanding indebtedness for borrowed money, both short-term indebtedness and long-term indebtedness, plus any interest accrued thereon and any payment or prepayment premiums associated therewith, as of immediately prior to the Effective Time (as defined by and determined in accordance with GAAP).

“Company Gross Profit” means the “Gross Profit” attributable to the products and services of the Company, calculated in accordance with GAAP in a manner consistent with the calculation reflected in the Financial Statements (as total revenue less cost of goods sold). For purposes of clarification, the Company Gross Profit for the first eight fiscal months of 2011 shown on the income statement in the Most Recent Financial Statements is $5,134,000.

“Company Indemnified Party” has the meaning set forth in Section 5(h)(ii).

“Company Indemnifying Parties” means all Persons for whom a portion of the Aggregate Closing Merger Consideration otherwise payable at Closing or a portion of the Santur Corporation 2011 Incentive Amount otherwise payable at Closing is withheld and placed in the Escrow Fund pursuant to the terms of this Agreement.

“Company Intellectual Property” means the Company Owned IP together with the Company Licensed IP.

“Company Licensed IP” means all Intellectual Property licensed by the Company from third parties pursuant to a written agreement or Intellectual Property the Company has the valid right to use.

“Company Options” means all outstanding options to purchase Common Stock, whether granted pursuant to the Company’s 2000 Equity Incentive Plan or otherwise.

“Company Owned IP” means the Intellectual Property owned by the Company, including, but not limited to, the Company Registered IP.

“Company Product” has the meaning set forth in Section 3(m)(ix).

“Company Registered IP” has the meaning set forth in Section 3(m)(ii).

“Company Share(s)” means any share(s) of Common Stock or Preferred Stock.

“Company Stock Plans” means all stock option plans or other equity-related plans of the Company, including the Company’s 2000 Equity Incentive Plan, each as may be amended from time to time.

“Company Stockholder” means any Person who or that holds any Company Shares.

“Company Warrants” means all warrants to purchase Company Shares.

“Confidential Information” means any information or materials, in any and all forms, including written, electronic and oral form, concerning the business, technology, financials, personnel, customers, Intellectual Property and/or affairs of the Company that is not already generally available to the public.

“Continuing Employee” and “Continuing Employees” have the meaning set forth in Section 5(i)(i) below.

“Contracts” means all written or oral contracts, agreements, understandings, commitments, license agreements, distribution agreements and rights under any of the foregoing.

“Convertible Preferred Stock” means the Series B-1 Preferred Stock and Series A-1 Preferred Stock.

“Customer” has the meaning set forth in Section 3(t)(ii).

“DGCL” has the meaning set forth in Recital A.

“Disclosure Schedule” has the meaning set forth in Section 3.

“Dispute Notice” has the meaning set forth in Section 2(m)(ii).

“Dissenting Share” means any Company Share held of record by any stockholder who or that has exercised his, her or its appraisal rights under the DGCL or the California Corporations Code, as the case may be.

“Earn Out Participants” means the Participating Holders and the participants in the Santur Corporation 2011 Incentive Plan, taken together, provided that, for the avoidance of doubt, shares of Series C-1 Preferred Stock shall not entitle the holder thereof to any Additional Consideration with respect to such shares, even if such holder is an Earn Out Participant because of their ownership of other securities of the Company.

“Effective Time” has the meaning set forth in Section 2(e)(i).

“Employee Benefit Plan” means (i) any “employee benefit plan” (as such term is defined in ERISA Section 3(3)) and (ii) any other material benefit plan, program or arrangement involving direct or indirect compensation (including, without limitation, any employment, severance, bonuses or other incentive compensation, equity-based awards, or other similar benefits).

“Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1).

“Environmental Release” has the meaning set forth in Section 3(q)(iv).

“Environmental Requirements” means all federal, state, local, and non-U.S. statutes, regulations, ordinances, laws, orders, and permits concerning natural resources, human health and safety, pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Materials, substances, or wastes, as such requirements are enacted and in effect on or prior to the Closing Date.

“Equityholder Acknowledgment” has the meaning set forth in Section 2(e)(vii)(C).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with the Company for purposes of Code Section 414.

“Escrow Agent” means U.S. Bank, National Association.

“Escrow Agreement” means an Escrow Agreement substantially in the form of Exhibit B hereto, executed and delivered at the Closing.

“Escrow Fund” has the meaning set forth in Section 2(j)(i).

“Escrow Indemnity Period” has the meaning set forth in Section 8(a).

“Exchange Agent” has the meaning set forth in Section 2(i)(i).

“Expenses” has the meaning set forth in Section 9(l).

“Export Approvals” has the meaning set forth in Section 3(v)(i).

“Financial Statements” has the meaning set forth in Section 3(f).

“Fixed Bonus Plan” refers collectively to the Santur Fixed Bonus Letter Agreements identified in Section 3(p)(i) of the Disclosure Schedule.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority.

“Governmental Permits” has the meaning set forth in Section 3(i).

“Gross Profit Notice” has the meaning set forth in Section 2(m)(ii).

“Hazardous Materials” means all materials, wastes or substances regulated, classified or otherwise characterized under applicable Environmental Requirements as “hazardous,” “toxic,” “pollutant,” or “contaminant” or otherwise regulated under applicable Environmental Requirements.

“Holders” has the meaning set forth in Section 8(d).

“Improvements” has the meaning set forth in Section 3(l)(iv).

“Incentive Plan Acknowledgment” has the meaning set forth in Section 2(h).

“Income Tax” means any federal, state, local, or non-U.S. income tax, including any interest, penalty, or addition thereto, whether disputed or not.

“Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Insurance Policy” and “Insurance Policies” means each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) with respect to which the Company or any of its Subsidiaries is a party, a named insured, or is otherwise the beneficiary of coverage.

“Intellectual Property” means all of the following worldwide: (a) all patents and patent applications, together with all reissuances, continuations, divisions, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all registered and unregistered trademarks, service marks, trade dress, logos, trade names, and corporate names, including all goodwill associated therewith, and all applications for registrations thereof, (c) all registered and unregistered copyrights, and all applications for registrations thereof, (d) all Internet domain names, (e) all trade secrets (including ideas, research and development, know-how, technical data, designs, drawings and specifications that constitute trade secrets) and (f) all other intellectual property rights.

“Knowledge” means the knowledge of Paul Meissner, Alan Henricks, Milind Gokhale, Ed Vail, Shireen Zekanoski, James Tavacoli, Sabeur Siala and John Elston and of any other individuals that may, between the date hereof and the Closing Date, succeed to any of the duties of the aforementioned individuals (collectively, the “Entity Representatives”). Any such Entity Representative will be deemed to have knowledge of a particular fact, circumstance, event or other matter if (i) such Entity Representative has actual knowledge of the fact, circumstance, event or other matter, or (ii) such Entity Representative would reasonably be expected to have such knowledge in the ordinary and prudent course of performing their respective duties and roles on behalf of the Company, including through discussions of the subject matters set forth in Article 3 of this Agreement with the personnel that report to them who are responsible for the relevant subject matters.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, or other interest in real property held by the Company.

“Leases” means all leases, subleases, licenses and other agreements, including all amendments, extensions, renewals and other agreements with respect thereto, pursuant to which the Company or any of its Subsidiaries holds any Leased Real Property.

“Letter of Transmittal” has the meaning set forth in Section 2(i)(i).

“Lien” means any mortgage, pledge, lien, encumbrance, charge, preemptive right, right of first offer or refusal or other security interest, other than (a) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, if any, and for which adequate reserves have been established in accordance with GAAP and (b) purchase money liens and liens securing rental payments under capital lease arrangements incurred in the Ordinary Course of Business.

“Loss” or “Losses” means all damages, actions, proceedings, causes of action, obligations, liabilities, claims, encumbrances, demands, assessments, settlements, judgments, penalties, fines, costs, losses and expenses, including court costs and reasonable attorneys’ and consultants’ fees and expenses; provided, however, that Losses shall not include any exemplary, punitive, incidental, or special damages unless any of the foregoing are actually paid to a third party.

A document shall be deemed to have been “made available” by the Company to Parent only if it has been posted in the electronic data site maintained by the Company in connection with the Merger and access to such document has been granted to Parent and its advisors on or prior to September 27, 2011.

“Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be, or would be reasonably likely to be, materially adverse to the properties, operations, assets, liabilities, business, prospects or condition (financial or otherwise) of the Company, or to the ability of the Company to consummate timely the transactions contemplated hereby; provided that none of the following, taken alone, shall be deemed to constitute, and none of the following, taken alone, shall be taken into account in determining whether there has been, a

Material Adverse Effect or Material Adverse Change: any adverse change, event, development, or effect (whether short-term or long-term) arising from or relating to (1) general business or economic conditions in the United States or globally that do not disproportionately affect and would not be reasonably expected to disproportionately affect the Company relative to any companies of similar size and scope as the Company, (2) any change generally affecting any of the industries in which the Company operates that does not disproportionately affect and would not be reasonably expected to disproportionately affect the Company relative to any companies of similar size and scope as the Company, (3) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, or any natural disaster that does not disproportionately affect and would not be reasonably expected to disproportionately affect the Company relative to any companies of similar size and scope as the Company, (4) changes in financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index) that does not disproportionately affect and would not be reasonably expected to disproportionately affect the Company relative to any companies of similar size and scope as the Company, (5) changes in United States generally accepted accounting principles, or (6) the entering into, announcing that the Parties have entered into, or the taking of any action contemplated by, this Agreement and the other agreements contemplated hereby.

“Measurement Period” has the meaning set forth in Section 2(m)(i).

“Meissner Consulting Agreement” has the meaning set forth in Recital D.

“Merger” has the meaning set forth in Recital A.

“Merger Consideration” means the amounts to be paid to the respective parties pursuant to Sections 2(e)(v), 2(e)(vii) and 2(h), as the case may be.

“Merger Sub” has the meaning set forth in the preface above.

“Merger Sub Ancillary Agreement” means each agreement or document (other than this Agreement) that Merger Sub is to enter into as a party thereto pursuant to this Agreement.

“Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.

“Most Recent Financial Statements” has the meaning set forth in Section 3(f).

“Non-Competition Agreement” has the meaning set forth in Recital E.

“Offer Letters” has the meaning set forth in Section 6(a)(ix).

“Open Source Materials” means any Software that requires as a condition of use, modification, hosting or distribution that such Software or other Software incorporated into, derived from or distributed with such Software (A) be disclosed or distributed in source code form, (B) be licensed to third parties for the purpose of making derivative works or (C) be redistributed, hosted or otherwise made available at no or minimal charge.

“Ordinary Course of Business” means a course of business that is (i) in the ordinary course of business of the Company consistent with past custom and practice (including with respect to quantity and frequency) and (ii) consistent with prudent practices for an entity that is of a similar size and in a similar industry as the Company.

“Parent” has the meaning set forth in the preface above.

“Parent Ancillary Agreement” means each agreement or document (other than this Agreement) that Parent is to enter into as a party thereto pursuant to this Agreement.

“Parent Employee Plan” has the meaning set forth in Section 5(i)(i).

“Parent Indemnified Person” has the meaning set forth in Section 8(b).

“Parent-Owned Company Share” means any Company Share that Parent or any Subsidiary of Parent owns beneficially.

“Participating Option” has the meaning set forth in Section 8(e)(vii)(A).

“Participating Holders” means (i) each of the Company Stockholders, (ii) each holder of Participating Options and (iii) each holder of Company Warrants entitled to a payment pursuant to Section 2(e)(vii).

“Party” and “Parties” have the meaning set forth in the preface above.

“Payment Fund” has the meaning set forth in Section 2(i)(i).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

“Pre-Closing Taxes” shall mean (A) all liability for Taxes of or imposed on the Company for any Pre-Closing Tax Period, which for the avoidance of doubt, shall not include any election by either Parent of the Surviving Corporation under Section 338 of the Code; (B) Taxes of any Person imposed on the Company pursuant to Treasury Regulation Section 1.1502-6 or any analogous state, local or foreign law or regulation, or by reason of the Company having been a member of any consolidated, combined, unitary or other group on or prior to the Closing Date; and (C) all liability for Taxes of any other Person which the Company is liable as a transferee or successor, if the event giving rise to such liability occurred prior to the Closing Date, or pursuant to any indemnity agreement, tax sharing agreement, or similar agreement entered into on or before the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, in the case of any Straddle Period, the portion of such period ending on and including the Closing Date.

“Preferred Liquidation Value” means the Series C-1 Liquidation Value.

“Preferred Stock” means the Series C-1 Preferred Stock.

“Pro Rata Share” has the meaning set forth in Section 2(j).

“Requisite Stockholder Approval” means the affirmative vote or written consent in favor of this Agreement and the Merger by the holders of: (i) a majority of the Company Shares, on an as if converted to Common Stock basis with respect to the Preferred Stock; (ii) a majority of the shares of Common Stock, voting as a single class; (iii) a majority of the shares of Preferred Stock, on an as if converted to Common Stock basis, voting as a single class; and (iv) a majority of the outstanding Series C-1 Preferred Stock, voting as a separate class; provided, however, that no such affirmative vote or written consent in favor of this Agreement and the Merger by the holders of a majority of the outstanding Series C-1 Preferred Stock shall be required if the amount to be received per share of Series C-1 Preferred Stock pursuant to Section 2(e)(v)(A) is equal to or greater than the full Series C-1 Per Share Liquidation Value.

“Real Property” has the meaning set forth in Section 3(l)(iii).

“Real Property Laws” has the meaning set forth in Section 3(l)(vi).

“Reserve Fund” has the meaning set forth in Section 8(d)(v).

“Santur Corporation 2011 Incentive Plan” means the 2011 Incentive Plan of the Company, adopted and approved July 20, 2011, as amended.

“Santur Corporation 2011 Incentive Amount” means the total amount payable at Closing to the participants under the Santur Corporation 2011 Incentive Plan and the Fixed Bonus Plan.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Series C-1 Liquidation Value” means an amount equal to the product of (i) the Series C-1 Per Share Liquidation Value multiplied by (ii) the number of shares of Series C-1 Preferred Stock issued and outstanding immediately prior to the Effective Time.

“Series C-1 Per Share Liquidation Value” means, for each share of Series C-1 Preferred Stock, an amount equal to (i) $0.8002 plus (ii) an amount equal to all accrued dividends unpaid thereon (whether or not declared) and any other dividends declared but unpaid thereon, computed to the Effective Time.

“Series C-1 Preferred Stock” means the Series C-1 Preferred Stock, par value $0.0001 per share of the Company.

“Significant Supplier” has the meaning set forth in Section 3(t)(iii).

“Software” means computer programs and firmware, including any and all software implementations of algorithms, models and methodologies, program files, program and system logic, program modules, routines and subroutines, whether in source code, object code or other form, including manuals, specifications and other documentation and materials relating thereto.

“Spreadsheet” has the meaning set forth in Section 2(g).

“Stockholder Representative” has the meaning set forth in Section 8(d)(i).

“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Surviving Corporation” has the meaning set forth in Recital A.

“Tail Premium” has the meaning set forth in Section 5(h)(i).

“Tax” or “Taxes” means any U.S. federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental under Code §59A, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Terminated Employees” means any employees of the Company that Parent does not offer to serve as Continuing Employees, as communicated in writing by Parent to the Company prior to the Effective Time.

“Termination Date” has the meaning set forth in Section 7(a)(ii).

“Unvested Company Shares” means any Common Shares that, immediately prior to the Effective Time, are unvested or subject to a repurchase option, vesting schedule or any other condition providing that such shares may be forfeited to or repurchased by the Company upon any termination of the relevant relationship (including employment or directorship) of the Company with the holder (or prior holder thereof) under the terms of any Contract with the Company (including any restricted stock purchase agreement, stock option agreement or stock option exercise agreement).

ARTICLE II

THE MERGER, THE MERGER CONSIDERATION

AND PAYMENTS TO COMPANY STOCKHOLDERS

Section 2.        The Merger, the Merger Consideration and Payments to Company Stockholders.

 (a)        Merger.  On and subject to the terms and conditions of this Agreement, Merger Sub will merge with and into the Company at the Effective Time in accordance with the provisions of the DGCL. The Company shall be the corporation surviving the Merger.

 (b)        Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Goodwin Procter LLP, located at 135 Commonwealth Drive, Menlo Park, CA 94025 commencing at 10:00 a.m. local time on the second Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date and place as the Parties may mutually determine (the “Closing Date”), provided, however that if the Closing would otherwise occur during the third month of any fiscal quarter of Parent, absent the written consent of Parent, the Closing shall not occur in such month, and Parent and the Company shall use commercially reasonable efforts to cause the Closing to occur on the first Business Day following such month.

 (c)        Actions at Closing.  At the Closing, (i) the Company will deliver to Parent and Merger Sub the various certificates, instruments, and documents referred to in Section 6(a); (ii) Parent and Merger Sub will deliver to the Company the various certificates, instruments, and documents referred to in Section 6(b); (iii) the Company and Merger Sub will file with the Secretary of State of the State of Delaware a Certificate of Merger in the form attached hereto as Exhibit C (the “Certificate of Merger”); and (iv) subject to Section 2(h), Parent will, and will cause Surviving Corporation to: (A) deliver the Payment Fund to the Exchange Agent, (B) pay the amounts required in connection with the Santur Corporation 2011 Incentive Plan to participants therein who have complied with Section 2(h), including the delivery of the acknowledgment and release contemplated thereby, and pay the amounts required in connection with the Fixed Bonus Plan to participants therein to participants therein who have complied with Section 2(h), including the delivery of the release contemplated thereby, (C) deposit funds in an amount equal to the Escrow Fund with the Escrow Agent, to be held and disbursed in accordance with the provisions of this Agreement and the Escrow Agreement, (D) deposit funds in an amount equal to the Reserve Fund to an account directed by the Company, and (E) pay the Closing Costs (to the extent otherwise due and payable at the Closing in accordance with their respective terms and to the extent the Company shall have received final invoices from the service providers included within such definition), all in the manner provided below in this Section 2, or as otherwise provided in this Agreement.

 (d)        Closing of Transfer Records.  After the close of business on the Closing Date, transfers of Company Shares outstanding prior to the Effective Time shall not be made on the stock transfer books of Surviving Corporation.

 (e)        Effect of Merger.

      (i)        General.     The Merger shall become effective at the time (the “Effective Time”) the Company and Merger Sub file the Certificate of Merger with the Secretary of State of the State of Delaware. At the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the DGCL. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Company or Merger Sub in order to carry out and effectuate the transactions contemplated by this Agreement.

      (ii)       Certificate of Incorporation. The certificate of incorporation of Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the certificate of incorporation of Merger Sub immediately prior to the Effective Time (except that the name of Surviving Corporation will remain unchanged).

      (iii)      Bylaws.    The bylaws of Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the bylaws of Merger Sub immediately prior to the Effective Time (except that the name of Surviving Corporation will remain unchanged).

      (iv)      Directors and Officers.    The directors and officers of Merger Sub shall become the directors and officers of Surviving Corporation at and as of the Effective Time (retaining their respective positions and terms of office).

      (v)       Conversion of Company Shares. At and as of the Effective Time, by virtue of the Merger and without any further action on the part of any holder of capital stock of the Company, in each case subject to Sections 2(i), 2(j), 2(n) and 8(d)(v) hereof:

       (A)        each share of Series C-1 Preferred Stock that is issued and outstanding immediately prior to the Effective Time (other than shares of Series C-1 Preferred Stock that are Dissenting Shares or Parent-Owned Company Shares or are held in the treasury of the Company) shall be converted into and become the right to receive an amount in cash equal to the Series C-1 Per Share Liquidation Value;

       (B)        each share of Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock that are Dissenting Shares or Parent-Owned Company Shares or are held in the treasury of the Company) shall be converted into and become the right to receive (I) an amount in cash equal to the Common Share Closing Consideration and (II) a portion of the Additional Consideration to the extent earned and payable following the Effective Time, as determined in accordance with the terms of Section 2(m); and

       (C)        each Parent-Owned Company Share and each Company Share held in the treasury of the Company shall be cancelled and retired and shall cease to exist and no consideration will be delivered in exchange therefor.

Notwithstanding the foregoing, in the event that the Aggregate Closing Merger Consideration shall be insufficient to fully fund the payments to Company’s Preferred Stock in accordance with the terms of Section 2(e)(v)(A), such payments shall be proportionately reduced in accordance with the terms of the Charter as it relates to the payments otherwise due to the Company’s Preferred Stock in connection with a Change of Control (as defined in the Charter).

      (vi)       Conversion of Merger Sub’s Capital Stock. At and as of the Effective Time, by virtue of the Merger and without any further action on the part of any holder of capital stock of Merger Sub, each share of Merger Sub’s common stock, par value $0.01 per share, shall be converted into one (1) fully paid and non-assessable share of the common stock of the Surviving Corporation.

      (vii)      Treatment of Company Options and Warrants.

       (A)        Company Options.      Each Company Option that is outstanding and unvested prior to the Effective Time shall be fully accelerated immediately prior to the Effective Time. Each Company Option that is outstanding and held by a participant in the Santur Corporation 2011 Incentive Plan or in the Fixed Bonus Plan shall be terminated without any cash payment being made with respect thereto, provided that such Company Options held by participants in the Santur Corporation 2011 Incentive Plan shall not be so cancelled with respect to any such participant who validly executes and delivers an Incentive Plan Acknowledgment in the form attached hereto as Exhibit E-2. Each remaining Company Option (a “Participating Option”) that is outstanding and vested immediately prior to the Effective Time, including those whose vesting shall be accelerated immediately prior to the Effective Time, shall be terminated in accordance with the terms of the Company Stock Plans and shall represent only the right to receive, as promptly as practicable after the Effective Time and subject to the terms and conditions of this Agreement including the terms of Sections 2(i), 2(j), 2(m) and 8(d)(v), and the receipt of a customary letter of transmittal or similar document containing terms substantially similar to those included in the Equityholder Acknowledgements, and for each share of Common Stock issuable upon the exercise of such Company Option, an amount in cash (without interest) equal to the positive difference, if any, between (i) the Merger Consideration that would otherwise have been payable in respect of such share of Common Stock pursuant to Section 2(e)(v) and (ii) the exercise price of such Company Option, as set forth on Schedule 2(g). For the avoidance of doubt, (1) each Company Option held by a participant in the Santur Corporation 2011 Incentive Plan or the Fixed Bonus Plan that is outstanding immediately prior to the Effective Time shall be terminated at the Effective Time in accordance with the terms of the Santur Corporation 2011 Incentive Plan or the Fixed Bonus Plan, as applicable, and shall not represent the right to receive the consideration set forth in this Section, provided that such Company Options held by participants in the Santur Corporation 2011 Incentive Plan shall not be so cancelled with respect to any such participant who validly executes and delivers an Incentive

Plan Acknowledgment in the form attached hereto as Exhibit E-2, and (2) any Company Option with a per-share exercise price equal to or greater than the Merger Consideration that would otherwise have been payable in respect of a Company Share pursuant to Section 2(e)(v) (assuming that all contingencies with respect to payment of such consideration were satisfied) shall be cancelled without payment at the Effective Time.

       (B)        Company Warrants.      Company Warrants that are outstanding immediately prior to the Effective Time shall be terminated and shall represent only the right, upon the surrender of the certificate or instrument representing such Company Warrant and receipt of an applicable Equityholder Acknowledgement, to receive, as promptly as practicable after the Effective Time and subject to the terms and conditions of this Agreement, including Sections 2(i), 2(j), 2(m) and 8(d)(v) hereof, for each Company Share issuable upon the exercise of such Company Warrant (after taking into account the conversion of any Convertible Preferred Stock issuable upon the exercise thereof), an amount in cash equal to the Merger Consideration that would otherwise have been payable in respect of such Company Share pursuant to Section 2(e)(v), as set forth on Schedule 2(g).

       (C)        At or prior to the Effective Time, the Company, the Company’s board of directors and the compensation committee of the Company’s board of directors shall adopt such resolutions and take such actions (including obtaining any required consents) as may be necessary to effectuate the provisions of this Section 2(e)(vii). The Company acknowledges that Parent shall not be required to make any payments to holders of Company Options or Company Warrants until such holders have executed an acknowledgment that (i) the amount being is the full amount to which such holders are entitled under their respective Company Option or Company Warrant, (ii) upon payment of such amount their Company Option or Company Warrant will be cancelled and all rights thereunder terminated, (iii) a portion of such amount will be deposited in the Escrow Fund and the Reserve Fund, (iv) the holder will be subject to the indemnification obligations set forth in this Agreement, (v) the Stockholder Representative is appointed to act on behalf of the holder in the manner contemplated by this Agreement, and (iv) the holder is granting a full release of the Parties and their respective Affiliates as to any further amounts owing under such Company Option or Company Warrant. The form of equityholder acknowledgment contemplated by this Section 2(e) (the “Equityholder Acknowledgment”) with respect to Company Warrants entitled to a payment pursuant to the terms hereof is attached hereto as Exhibit D-1, and the form of Equityholder Acknowledgement with respect to Company Warrants not entitled to payment pursuant to the terms hereof is attached hereto as Exhibit D-2.

 (f)        Dissenting Shares.    Notwithstanding anything in this Agreement to the contrary, Company Shares which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such Company Shares who have properly exercised appraisal rights with respect thereto in accordance with Section 262 of the DGCL or Chapter 13 of the California Corporation Code, as the case may be, shall not be convertible into the right to receive cash pursuant to Section 2(e)(v) and holders of such Dissenting Shares shall be entitled to receive payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL or Chapter 13 of the California Corporation Code, as the case may be, unless and until such holders fail to perfect or effectively withdraw or otherwise lose their rights to demand payment under the DGCL or the California Corporation Code, as the case may be. The board of directors of the Company has determined that for purposes of Chapter 13 of the California Corporations Code the fair market value of a share of Company Common Stock is $0.038285. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Dissenting Shares shall thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the applicable amounts payable pursuant to this Agreement, without any interest thereon. The Company shall give Parent prompt notice (and in no event more than two Business Days) of any demand received by the Company for appraisal of Company Shares or notice of exercise of a holder’s appraisal rights in accordance with the DGCL or the California Corporation Code, as the case may be. The Company agrees that, except with Parent’s written consent, it shall not voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any such demand for appraisal or exercise of appraisal rights. Notwithstanding anything to the contrary contained in this Section 2(f), if the Merger is rescinded or abandoned, then the right of any stockholder to be paid the fair value of such stockholder’s Dissenting Shares pursuant to Section 262 of the DGCL or Chapter 13 of the California Corporation Code, as the case may be, shall cease.

 (g)        Merger Consideration.  The aggregate consideration to be paid in cash by Parent at Closing in connection with the Merger equals the Aggregate Closing Merger Consideration. A portion of the Aggregate Merger Consideration and a portion of the Santur Corporation 2011 Incentive Amount that, in the aggregate, equals the Escrow Fund shall be deposited with the Escrow Agent and disbursed as provided in Section 2(c) and Section 8, and a portion of the Aggregate Closing Merger Consideration and a portion of the Santur Corporation 2011 Incentive Amount that, in the aggregate, equals the Reserve Fund shall be deposited into an account designated by the Stockholders Representative to fund the Reserve Fund. The calculation of the Aggregate Closing Merger Consideration, the Common Share Closing Consideration, the Santur Corporation 2011 Incentive Amount, and each defined term referred to in any such definition, together with the amount payable to each Company Stockholder (other than with respect to any Dissenting Shares), each holder of Participating Options, each holder of Company Warrants and to each participant in the Santur Corporation 2011 Incentive Plan (including the allocations among each of the foregoing for the Escrow Fund and the Reserve Fund) and each participant in the Fixed Bonus Plan are set forth on Schedule 2(g) (the “Spreadsheet”). The Company shall deliver to Parent (i) a pro forma Spreadsheet prior to the execution of this Agreement based on the information known to the Company and reasonable assumptions as to the Closing Date and the activities of the Parties in connection therewith and (ii) a final Spreadsheet at least two Business Days prior to the Closing Date.

 (h)        Santur Corporation 2011 Incentive Plan and Fixed Bonus Plan.    Parent shall pay, or cause to be paid, the Santur Corporation 2011 Incentive Amount in satisfaction of the amounts to be payable pursuant to the Santur Corporation 2011 Incentive Plan and Fixed Bonus Plan. The Company shall use its reasonable best efforts to obtain (i) acknowledgments from each of the participants in the Santur Corporation 2011 Incentive Plan as to (A) the amount to be received thereunder being the full amount to which such participant shall be entitled under such plan (including a portion of the Additional Consideration, if any, in the future), (B) the fact that a portion of such amount is to be deposited in the Escrow Fund and the Reserve Fund, (C) the fact that the participant will be subject to the indemnification obligations set forth in this Agreement, and (D) the participant’s agreement to appoint the Stockholder Representative to act on behalf of the participant in the manner contemplated by this Agreement, and (ii) a full release of the Parties and their respective Affiliates as to any further amounts owing under such plan. The form of acknowledgment and release contemplated by this Section 2(h) with respect to the Santur Corporation 2011 Incentive Plan (x) for participants who are participating in the Santur Corporation 2011 Incentive Plan is set forth as Exhibit E-1 and (y) for participants who are waiving participation in the Santur Corporation 2011 Incentive Plan and instead receiving payment for their Company Options is set forth as Exhibit E-2 hereto (each, an “Incentive Plan Acknowledgment”). Pursuant to the terms of the Fixed Bonus Plan, each participant in such plan shall sign a customary release as a condition to the receipt of the related bonus, and the Company shall use its reasonable best efforts to obtain such releases.

 (i)        Procedure for Payment.

      (i)        At the Closing, Parent will deposit, or cause to be deposited with U.S. Bank, National Association (the “Exchange Agent”) in cash (the “Payment Fund”) an amount sufficient in the aggregate for the Exchange Agent to make full payment of the amounts due at Closing in accordance with Section 2(e)(v) (assuming compliance with the terms hereof by all holders of Company Shares) and Section 2(e)(vii) (assuming compliance with the terms hereof by all holders of Company Options and Company Warrants, including Section 2(e)(vii)(C)). As soon as practicable following the Closing, and in any event within five (5) Business Days thereafter, Parent will cause a letter of transmittal (with instructions for its use) in the form attached hereto as Exhibit F (a “Letter of Transmittal”) to be mailed to each record holder of outstanding Company Shares for the holder to use in surrendering the certificates that represented his, her, or its Company Shares against payment of the amount due such holder. Upon surrender of certificates by a holder representing his, her, or its Company Shares for cancellation to Parent or the Exchange Agent, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent (including any required Internal Revenue Service Form W-9 or Form W-8), the holders of such certificates shall be entitled to receive in exchange therefor a certified check or wire transfer in the amount of U.S. dollars representing the applicable portion of the Merger Consideration that such holders have the right to receive at the Closing pursuant to Section 2(e)(v), and the certificates so surrendered shall forthwith be cancelled. Any Company Stockholder that surrenders certificates representing his, her, or its Company Shares for cancellation, together with a Letter of Transmittal, in accordance with the preceding sentence shall be entitled to be paid the applicable portion of the Merger Consideration that such holder has the right to receive at the Closing pursuant to Section 2(e)(v) at the Closing. No interest will accrue or be paid to the holder of any outstanding Company Shares.

      (ii)        The Exchange Agent shall hold the cash in the Payment Fund in trust and pay out such cash in accordance with this Section 2. Any interest produced by cash deposited into the Payment Fund shall be payable to the Surviving Corporation or Parent, as directed by Parent. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, incurred in connection with the exchange of Company Shares for Merger Consideration.

      (iii)      Parent may cause the Exchange Agent to pay over to Surviving Corporation any portion of the Payment Fund remaining five (5) Business Days after the six-month anniversary of the Effective Time, and thereafter all former stockholders shall be entitled to look to Surviving Corporation (subject to abandoned property, escheat, and other similar laws) as general creditors thereof with respect to the cash upon surrender of their certificates.

 (j)        The Escrow Fund.

      (i)        An escrow fund (the “Escrow Fund”) in the amount of $6,000,000 shall be established in accordance with the terms of the Escrow Agreement and shall be funded in accordance with Section 2(c). The Escrow Fund shall be withheld by Parent and allocated among the Participating Holders and participants in the Santur Corporation 2011 Incentive Plan, on a pro rata basis. The pro rata amount Parent shall withhold from each Participating Holder and participant in the Santur Corporation 2011 Incentive Plan, as applicable, shall be based on the aggregate amount of Merger Consideration that each such Person is entitled to receive at the Closing (disregarding any Merger Consideration payable with respect to any Series C-1 Preferred Stock (which shall not be held in escrow, regardless of whether the holder thereof is a Participating Holder) and without taking into account any deductions from such amount pursuant to this Section 2(j) or Section 8(d)(v)) pursuant to Sections 2(e)(v), 2(e)(vii) and 2(h), as the case may be (such pro rata amount, the “Pro Rata Share”).

      (ii)        The remaining balance of the Escrow Fund not paid to Parent or subject to an outstanding Claim Notice shall be distributed in accordance with this Section 2(j) as soon as practicable but not later than three (3) Business Days after the expiration of the Escrow Indemnity Period. Such remaining balance of the Escrow Fund, less any amounts subject to pending indemnity claims unresolved as of such date, plus any interest on the Escrow Fund shall be distributed by the Escrow Agent to the Exchange Agent or the Surviving Corporation, as then applicable, for payment to the Participating Holders as provided in Section 2(e)(v), Section 2(e)(vii)(A), or Section 2(e)(vii)(B), as the case may be, and participants under the Santur Corporation 2011 Incentive Plan as provided in Section 2(h).

      (iii)        Parent, the Company, and the Participating Holders agree for all tax purposes that: (i) the right of the Participating Holders to the Escrow Fund shall be treated as deferred contingent purchase price eligible for installment sale treatment under Section 453 of the Code and any corresponding provision of foreign, state or local law, as appropriate; (ii) if and to the extent any amount of the Escrow Fund is actually distributed to the Participating Holders, interest may be imputed on such amount, as required by Section 483 or 1274 of the Code; (iii) Parent shall be treated as the owner of the Escrow Fund, and all interest and earnings earned from the investment and reinvestment of the Escrow Fund, or any portion thereof, shall be allocable to Parent pursuant to Section 468B(g) of the Code; (iv) Parent shall receive quarterly tax distributions from the Escrow Fund equal to the product of (A) the amount of taxable income allocated to Parent for the taxable period, multiplied by (B) 40%, and (v) in no event shall the total amount of the Escrow Fund and any interest and earnings earned thereon paid to the Participating Holders and participants under the Santur Corporation 2011 Incentive Plan under this Agreement exceed an amount to be designated by the Company prior to the Closing. Clause (v) of the preceding sentence is intended to ensure that the right of the Participating Holders to the Escrow Fund and any interest and earnings earned thereon is not treated as a contingent payment without a stated maximum selling price under Section 453 of the Code and the Treasury Regulations promulgated thereunder.

 (k)       No Liability.    None of Parent, Merger Sub, the Company or their respective officers, directors and stockholders or the Exchange Agent shall be liable to any Person in respect of any portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing Company Shares shall not have been surrendered prior to five (5) years after the Effective Time (or immediately prior to such earlier date on which any cash payable pursuant to Section 2(e)(v) would otherwise escheat to or become the property of any governmental entity), any such cash in respect of such Company Shares shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

 (l)        Lost, Stolen or Destroyed Certificates. If any certificate that prior to the Effective Time represented Company Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by Parent and the Surviving Corporation, a bond or an agreement to indemnify Parent and the Surviving Corporation against any claim that may be made against it with respect to such certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed certificate the applicable amounts payable pursuant to this Agreement with respect to the Company Shares formerly represented by such certificate.

 (m)      Earn Out.

      (i)        If Company Gross Profit during any of the four (4) calendar quarters of calendar year 2012 (each, a “Measurement Period”) exceeds $3,000,000, an amount equal to the product of (A) the positive difference between (I) the Company Gross Profit during such Measurement Period and (II) $3,000,000, multiplied by (B) 75%, shall be deemed to be “Additional Consideration,” provided that the aggregate amount of Additional Consideration, regardless of the level of Company Gross Profit during any or all Measurement Periods, shall not exceed $7,500,000. An aggregate amount equal to the total Additional Consideration, if any, shall be paid by Parent no later than ninety (90) days following the conclusion of the final Measurement Period to the Earn Out Participants, with such aggregate amount to be allocated among the Earn Out Participants in accordance with the amounts such Earn Out Participants would have received if such Additional Consideration was included as part of the Aggregate Closing Merger Consideration payable at the Closing, provided that such payment shall only be made to Earn Out Participants who have complied with the terms hereof such that they received payment for their Company Shares hereunder or the payment to which they were initially entitled under the Santur Corporation 2011 Incentive Plan. Parent shall act in good faith and not in a manner with a specific intent to reduce the payments under this Section 2(m); provided, however, that Parent shall be entitled to operate the Company’s business following the Closing in a manner consistent with the business judgment of Parent’s board of directors and management and the Company’s business will be subject to the same review and resource planning as Parent’s other business units following the Closing.

      (ii)        The determination of the Company Gross Profit and Additional Consideration, if any, for each Measurement Period shall be made by Parent, and written notice thereof together with a calculation of the Company Gross Profit and Additional Consideration, setting forth the components thereof in reasonable detail shall be delivered to the Stockholder Representative (a “Gross Profit Notice”) no later than forty-five (45) days following the completion of each Measurement Period. If the Stockholder Representative delivers written notice (a “Dispute Notice”) to Parent within thirty (30) days after any Gross Profit Notice is given in accordance with Section 2(m), stating that the Stockholder Representative objects to the amount of the Company Gross Profit and Additional Consideration reflected therein, specifying the basis for such objection in reasonable detail (including the specific items in dispute), and setting forth the Stockholder Representative’s proposed amount of such Company Gross Profit and Additional Consideration (including the proposed amounts of the disputed items), the Stockholder Representative and Parent will attempt to resolve and finally determine and agree upon such Company Gross Profit and Additional Consideration, as promptly as practicable. If the Stockholder Representative does not deliver a Dispute Notice to Parent within thirty (30) days after a Gross Profit Notice is given in accordance with Section 2(m) (or at such earlier time as the Stockholder Representative delivers written notice to Parent stating that the Stockholder Representative does not object to any items in such Gross Profit Notice), the Company Gross Profit and Additional Consideration specified in the Gross Profit Notice for such Measurement Period will be conclusively presumed to be true and correct in all respects and will be final and binding upon the parties. In connection with the review of any Gross Profit Notice, to the extent the Stockholder Representative does not possess all relevant information, the Stockholder Representative and its advisors will be permitted reasonable access (including electronic access to the extent available) to review the books, records and other relevant information of Parent and the Surviving Corporation relating to the Company’s business, operations, accounts and other financial information as it relates to the Company Gross Profit, and Parent shall (A) make reasonably available the individuals employed by Parent or the Surviving Corporation, as applicable, who are responsible for and knowledgeable about the information used in, and the preparation of, the financial statements upon which the Company Gross Profit and Additional Consideration are based and (B) use its commercially reasonable efforts to cause its independent accountants and other representatives to be made available, in each case, in order to assist the Stockholder Representative in the review of such Gross Profit Notice.

      (iii)        If the Stockholder Representative and Parent are unable to agree upon the Company Gross Profit and Additional Consideration for a Measurement Period within thirty (30) calendar days after a Dispute Notice is given in accordance with Section 2(m)(ii), the Stockholder Representative and Parent will jointly select an independent, internationally recognized accounting firm that has not provided material services to either Parent or the Company in the five (5) years preceding the date of this Agreement to resolve the disputed amount and make a determination of the applicable Company Gross Profit and Additional Consideration. The accounting firm shall address only the disputed items set forth in the Dispute Notice and may not assign a value greater than the greatest value claimed for such item by either party or smaller than the smallest value claimed for such item by either party. The accounting firm will (i) resolve the disputed items specified in the Dispute Notice and (ii) determine the Company Gross Profit and Additional Consideration, as modified only by the resolution of such items. The determination by the accounting firm so selected will be made within thirty (30) calendar days after such selection and will be final and binding upon the parties. The fees, costs and expenses of (i) the accounting firm so selected and (ii) any attorney or auditor retained by either party for consultation as part of the dispute resolution process will be borne by the party (for the avoidance of doubt, by either the Company Indemnifying Parties or Parent) whose positions generally did not prevail in such determination, or if the accounting firm determines that neither party could be fairly found to be the prevailing party, then such fees, costs and expenses will be borne fifty percent (50%) by the Company Indemnifying Parties and fifty percent (50%) by Parent. In the event that fees, costs or expenses shall be allocated to the Company Indemnifying Parties pursuant to the foregoing, Parent shall be entitled to pay any such fees, costs and expenses and deduct a like amount from the Escrow Fund, without regard to the Basket Amount.

 (n)        Continuation of Vesting and Repurchase Rights.      As to any Unvested Company Shares, the repurchase option, vesting schedule or other conditions applicable to such Unvested Company Shares shall be assigned to Parent and the consideration issuable upon conversion of such Unvested Company Shares in the Merger shall be retained by the Surviving Corporation or Parent and be subject to the same restrictions and vesting arrangements that were applicable to such Unvested Company Shares immediately prior to or at the Effective Time. The Company shall take all actions that may be necessary to ensure that, from and after the Effective Time, Parent (or its assignee) is entitled to exercise or otherwise enforce any such repurchase option, vesting schedule or other condition, such that upon termination of service or the end of any applicable performance or other vesting period, any portion of the consideration that remains unvested at such time shall be forfeited to the Surviving Corporation or Parent without compensation to such holder (other than payment of the lesser of the original purchase price of any Unvested Company Shares in respect of which consideration is being held by the Surviving Corporation or Parent or the fair market value as of the date of the forfeiture of such consideration). The consideration issuable upon conversion of Unvested Company Shares in the Merger will be paid promptly to the holders thereof on a quarterly basis with respect to the portion of such Unvested Company Shares that vest during the applicable quarterly period, provided that Parent shall be deemed to be in compliance with the foregoing requirement if it shall make the required payment to all holders of Unvested Company Shares on a single day during each applicable quarter, irrespective of the day of the quarter on which an individual’s Unvested Company Shares shall actually vest during the quarter.

 (o)        Adjustments.    In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Shares occurring after the date hereof and prior to the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

 (p)        Further Assurances.  Each Party shall execute such further documents and instruments and take such further actions as may reasonably be requested by one or more of the others to consummate the Merger, to vest the Surviving Corporation with full title to all assets, properties, rights, approvals, immunities and franchises of Merger Sub and the Company or to otherwise effect the purposes of this Agreement.

 (q)        Withholding Taxes.      Notwithstanding any other provision in this Agreement, Parent (and any other Person that has any withholding obligation with respect to any payment made pursuant to this Agreement) shall be entitled to deduct and withhold from the payments to be made pursuant to this Agreement any Taxes required to be deducted and withheld with respect to the making of such payments under the Code or any other applicable provision of law. To the extent that amounts are so withheld pursuant to this Agreement, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, no withholding shall be required under the Code with respect to payments to Company Stockholders (in their capacity as Company Stockholders) that have not provided services to the Company, provided that such Company Stockholders provide properly completed Internal Revenue Service Forms W-9 or Forms W-8, as applicable. In addition, if Parent (or any other Person) determines that any withholding is required in respect of the payments to be made on the Closing Date to any Company Stockholders (in their capacity as Company Stockholders), Parent (or any other Person) shall notify the Company (with a copy to the Stockholder Representative), in writing, at least five (5) days prior to the Closing Date, of the amount that it intends to withhold and the legal basis for the requirement of such withholding.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.        Representations and Warranties of the Company.    Except as set forth in the disclosure schedule accompanying this Agreement (the “Disclosure Schedule”) (it being understood that (i) the Disclosure Schedule shall be arranged in sections and subsections corresponding to the sections and subsections contained in this Section 3 and elsewhere in this Agreement, as applicable, and (ii) the disclosures in any section or subsection of the Disclosure Schedule shall qualify the applicable representations and warranties in the corresponding section or subsection of this Section 3 and, in addition, the representations and warranties in other sections or subsections in this Section 3 to the extent it is reasonably apparent based solely on a reading of such disclosures without the need to review any other document that such disclosures are applicable to such other sections or subsections, the Company represents and warrants to Parent and Merger Sub as follows:

 (a)        Organization, Qualification, and Corporate Power.    The Company is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect. Without limiting the foregoing, the Company is duly qualified to conduct business in each jurisdiction set forth on Section 3(a) of the Disclosure Schedule. The Company has full corporate power and authority to carry on the business in which it is engaged and to own, lease and use the properties owned, leased and used by it. The Company has made available to Parent true and complete copies of the currently effective Charter Documents, as amended to date. The Company is not in violation of the Charter Documents.

 (b)        Authorization of Transaction.  The Company has full corporate power and authority to execute and deliver this Agreement and each of the Company Ancillary Agreements and to perform its obligations hereunder and thereunder; provided, however, that the Company cannot consummate the Merger unless and until it receives the Requisite Stockholder Approval. This Agreement and each of the Company Ancillary Agreements have been duly authorized (subject to the receipt of the Requisite Stockholder Approval), executed and delivered by the Company and constitute the valid and legally binding obligations of the Company, enforceable in accordance with their respective terms and conditions and no further corporate or similar action is required on the part of the Company to authorize this Agreement or any of the Company Ancillary Agreements, the Merger or other transaction contemplated hereby or thereby (other than the Requisite Stockholder Approval), except that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally, and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (collectively, the “Bankruptcy and Equity Exceptions”).

 (c)        Non-Contravention.  Neither the execution and delivery of this Agreement or any of the Company Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order or decree of any government, governmental agency, or court to which the Company is subject or any provision of the Charter Documents of the Company; or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, result in any loss of rights or create any obligation under, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any Contract to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets), except in the case of clause (ii), where the violation, conflict, breach, default, loss of rights, creation of obligation, acceleration, termination, modification, cancellation, failure to give notice, or Lien would not have a Material Adverse Effect. Other than in connection with the provisions of the DGCL or as set forth in Section 3(c) of the Disclosure Schedule, the Company is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency or any other third party in order for the Parties to consummate the transactions contemplated by this Agreement.

 (d)        Capitalization.

      (i)        Common Stock and Preferred Stock.  The authorized capital stock of the Company consists of: (A) 720,000,000 shares of Common Stock; and (B) 625,239,509 shares of Preferred Stock, of which 94,134,273 shares are designated Series A-1 Preferred Stock, 425,000,000 shares are designated Series B-1 Preferred Stock, 10,664,750 shares are designated Series A Preferred Stock, 32,114,138 shares are designated Series B Preferred Stock, 37,922,362 shares are designated Series C Preferred Stock, 8,247,940 shares are designated Series C-1 Preferred Stock, and 17,156,046 shares are designated Series D Preferred Stock. As of the date hereof after giving effect to the Conversion: (1) 483,073,313 shares of Common Stock were issued and outstanding (excluding shares of Common Stock held by the Company in its treasury), (2) no shares of Common Stock were issued and held by the Company in its treasury, (3) no shares of Series A-1 Preferred Stock were issued and outstanding, (4) no shares of Series

B-1 Preferred Stock were issued and outstanding, (5) no shares of the Company’s Series A Preferred Stock were issued and outstanding, (6) no shares of the Company’s Series B Preferred Stock were issued and outstanding, (7) no shares of the Company’s Series C Preferred Stock were issued and outstanding, (8) 8,247,940 shares of Series C-1 Preferred Stock were issued and outstanding, (9) no shares of the Company’s Series D Preferred Stock were issued and outstanding, and no other shares of Preferred Stock were issued and outstanding. There are no other issued and outstanding shares of capital stock of the Company. All outstanding shares of Common Stock and Preferred Stock are duly authorized, validly issued, fully paid and nonassessable. The Conversion is valid and effective pursuant to the Charter Documents and the DGCL

      (ii)        Company Options and Company Warrants.  As of the date hereof: (A) 84,937,607 shares of Common Stock are issuable upon the exercise of Company Options issued pursuant to the Company Stock Plans, and 37,306,520 shares of Common Stock underlying such Company Options are vested and exercisable; (B) 16,809,559 shares of Common Stock are available for future grant under the Company Stock Plans; (C) no shares of Common Stock are issuable pursuant to outstanding options to purchase Common Stock which are issued other than pursuant to the Company Stock Plans; (D) 1,308,227 shares of Company Common Stock are issuable upon the exercise of Company Warrants; and (E) 10,536,665 shares of Series B-1 Preferred Stock are issuable upon the exercise of Company Warrants. Section 3(d)(ii) of the Disclosure Schedule sets forth for each outstanding Company Option and Company Warrant: (1) the name of the holder of such Company Option or Company Warrant; (2) the number of shares of Company Common Stock or Series B-1 Preferred Stock, as applicable, subject to such Company Option or Company Warrant; (3) the exercise price of such Company Option or Company Warrant; (4) the date on which such Company Option or Company Warrant was granted or issued; (5) the extent to which such Company Option or Company Warrant is vested and exercisable as of the date hereof; and (6) the vesting schedule and expiration of such Company Option or Company Warrant. Each Company Option shown thereon was granted in accordance with the terms of the Company’s 2000 Equity Incentive Plan and applicable law. All shares of Common Stock subject to issuance under the outstanding Company Options and the Company Warrants, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All Company Warrants made available to Parent other than those set forth on Section 3(d)(ii) of the Disclosure Schedule have been terminated and are no longer outstanding.

      (iii)        Other Securities.  Except as otherwise set forth in Sections 3(d)(i) or 3(d)(ii) above or Sections 3(d)(ii) or 3(d)(iii) of the Disclosure Schedule, as of the date hereof, there are no securities, options, warrants, calls, rights, commitments, understandings, obligations, undertakings, Contracts or arrangements of any kind to which the Company is obligated or which require the Company to issue, deliver or sell, or cause to be issued, delivered or sold, shares of capital stock or other voting or non-voting securities of the Company, or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, commitment, understanding, obligation, undertaking, Contract or arrangement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company. Other than as provided in the Charter Documents, there are no outstanding Contracts of the Company requiring the Company to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company. Section 3(d)(iii) of the Disclosure Schedule sets forth the vesting schedule of each Company Share that is subject to vesting, forfeiture or right of repurchase.

      (iv)        Except as set forth on Section 3(d)(iv) of the Disclosure Schedule, (A) the Company is not a party or subject to any agreement or understanding, and, to the Company’s Knowledge, there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security of the Company, and (B) other than as set forth on Section 3(d)(iv) of the Disclosure Schedule, there are no irrevocable proxies and no voting agreements, voting trusts, rights of first refusal, rights of first offer, preemptive rights, co-sale rights, rights plans, registration rights or other similar agreements with respect to any shares of the capital stock of, or other equity or voting interests in, the Company to which the Company is a party.

 (e)        Subsidiaries.    Schedule 3(e) of the Disclosure Schedule sets forth each Subsidiary of the Company. Except for the Company’s ownership of all of the outstanding shares of capital stock of each Subsidiary set forth on Schedule 3(e) of the Disclosure Schedule, the Company does not own, directly or indirectly, any interest or investment in the form of debt, equity or capital stock in, and the Company is not subject to any obligation or requirement to provide for or to make any such interest or investment in, any other Person. Each Subsidiary of the Company is duly organized and validly existing under the laws of the jurisdiction of its incorporation. Each Subsidiary of the Company is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified and licensed as would not result, or reasonably be expected to result, in a material adverse effect on such Subsidiary. The Company has made available to Parent accurate and complete copies of the certificate of incorporation, bylaws, memorandum and articles of association and other charter and organizational documents of each Subsidiary of the Company, including all amendments thereto. No Subsidiary of the Company is in violation of any of the provisions of its certificate of incorporation, memorandum and articles of association or bylaws or equivalent governing instruments. All of the outstanding shares of capital stock of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable, and free of preemptive or similar rights, and are owned by the Company free and clear of all Liens and all other limitations or restrictions, including on the right to vote, sell or otherwise dispose of the stock or other ownership interest. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any Subsidiary of the Company is a party or which are binding on it or them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of the Company. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of the Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of the Company.

 (f)        Financial Statements.    Attached hereto as Exhibit G are the following financial statements (collectively the “Financial Statements”): (i) audited balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal years ended December 27, 2008, December 26, 2009 and December 25, 2010 for the Company, and (ii) unaudited balance sheets and statements of income and cash flow (the “Most Recent

Financial Statements”) as of and for the eight fiscal months ended August 20, 2011 for the Company. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP throughout the periods covered thereby and present fairly, in all material respects, the financial condition of the Company as of such dates and the results of operations of the Company for such periods; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items.

 (g)        Events Subsequent to the Date of the Most Recent Balance Sheet.  Since the date of the Most Recent Balance Sheet and as of the date hereof, (i) there has not been any Material Adverse Change and (ii) the Company has not taken any action that would require Parent’s consent pursuant to Section 5(d) if taken after the date hereof.

 (h)        Undisclosed Liabilities.  As of the date hereof, the Company does not have any liabilities that would be required to be disclosed on a balance sheet of the Company prepared in accordance with GAAP, except for (i) liabilities reflected or reserved for on the Most Recent Balance Sheet or disclosed in the notes thereto, (ii) liabilities that have arisen after the date of the Most Recent Balance Sheet in the Ordinary Course of Business or that will be Closing Costs, (iii) liabilities for future obligations provided by any Contract to which the Company is a party that has been made available to Parent and that is in effect as of the date hereof and that do not result from any breach of such Contract, and (iv) liabilities and obligations disclosed on Section 3(h) of the Disclosure Schedule.

 (i)        Legal Compliance; Permits.  The Company has materially complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees and rulings thereunder) of federal, state, local, and non-U.S. governments (and all agencies thereof). The Company holds all permits, licenses and approvals from, and has made all filings with, all federal, state, local, and non-U.S. governments (and all agencies thereof) that are legally required to be held to conduct the business of the Company, including any permits, licenses and approvals necessary to use or occupy the Real Property, without any material violations of law (“Governmental Permits”), and all such Governmental Permits are valid and in full force and effect. The Company has never received any written notice or other written communication, or to the Knowledge of the Company, any oral notice or other oral notification, from any federal, state, local, and non-U.S. governments (and all agencies thereof) regarding (i) any actual or possible violation of law or any Governmental Permit or any failure to comply with any term or requirement of any Governmental Permit or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit.

 (j)        Tax Matters.

      (i)        The Company has filed all Income Tax Returns and all other material Tax Returns that it was required to file before the date hereof. All such Tax Returns as so filed are true, correct and complete in all material respects. All material Taxes due and owing by the Company (whether or not shown on any Tax Return) have been paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, or other third party. The Most Recent Balance Sheet reflects all liabilities for unpaid Taxes of the Company for periods (or portions of periods) through the date of the Most Recent Balance Sheet. The Company does not have any liability for unpaid Taxes accruing after the date of the Most Recent Balance Sheet except for Taxes arising in the Ordinary Course of Business subsequent to the such date.

     (ii)       There is no material dispute or claim concerning any Tax liability of the Company claimed or raised by any authority in writing. Since January 1, 2006, no written claim has ever been received from a jurisdiction in which Tax Returns have not been filed by the Company or Taxes have not been paid by the Company to the effect that the Company is or may be subject to taxation by such jurisdiction,

     (iii)      Except as set forth on Section 3(j)(iii) of the Disclosure Schedule, no material audit or other examination of any Income Tax Return of the Company is presently in progress, nor has the Company been notified in writing of any request for such an audit or other examination. The Company has delivered to Parent correct and complete copies of all U.S. federal and state Income Tax Returns, other material Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by the Company for all open taxable years. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

     (iv)      There is no agreement, Contract, arrangement, or plan that has resulted or could reasonably be expected to result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code §280G that would not be deductible by the Company. For purposes of the foregoing sentence, the term “payment” shall include (without limitation) any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits. The Company is not a party to or bound by any tax allocation or sharing agreement other than any agreement entered into in the Ordinary Course of Business, the principal purpose of which is unrelated to Tax. The Company (A) has not been a member of an Affiliated Group filing a consolidated federal Income Tax Return; nor (B) has any liability for the Taxes of any Person (other than the Company) under Reg. §1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.

     (v)       With respect to each contract, plan or arrangement covering any employee or former employee of the Company that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code), (1) such plan has been operated since January 1, 2005 in compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder to the extent such plan is subject to Section 409A of the Code and so as to avoid any tax, interest or penalty thereunder; (2) the document or documents that evidence each such plan have conformed to the provisions of Section 409A of the Code and the final regulations under Section 409A of the Code since December 31, 2008; and (3) as to any such plan in existence prior to January 1, 2005 and not subject to Section 409A of the Code, has not been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004. No Company Option (whether currently outstanding or previously exercised) is, has been or would be, as applicable, subject to any tax, penalty or interest under Section 409A of the Code.

     (vi)      The Company has not engaged in a transaction that constitutes a “listed transaction” as such term is defined in Treasury Regulation Section 1.6011-4(b)(2).

     (vii)     The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any change in method of accounting under the Code for a taxable period ending on or prior to the Closing Date.

     (viii)    The Company has not been the “distributing corporation” or the “controlled corporation” (in each case, within the meaning of Section 355(a)(1) of the Code) with respect to a transaction described in Section 355 of the Code (i) within the three (3)-year period ending as of the date of this Agreement, or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

     (ix)      The Company will not be required to include in income, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) a “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); (ii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date.

     (x)       The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

     (xi)      No stockholder of the Company holds stock of the Company that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made, and no payment to any such stockholder of any portion of the consideration payable pursuant to this Agreement will result in compensation or other income to such stockholder with respect to which withholding of any Taxes is required.

     (xii)     Notwithstanding anything to the contrary in this Agreement, the Company makes no representations or warranties in respect of the existence, amount or usability of the tax attributes of the Company or any Subsidiary for taxable periods (or portions thereof) beginning after the Closing Date, including, without limitation, net operating losses, capital loss carryforwards, foreign tax credit carry forwards, research and development credits, asset bases and depreciation periods.

 (k)       Tangible Assets.  The Company has good title to, or a valid leasehold interest in, all of its tangible assets and properties, free and clear of all Liens. Such assets are sufficient for the continued operation of the Company’s business. The machinery, equipment, and other tangible assets that the Company owns and leases are free from material defects and are in good operating condition and repair (subject to normal wear and tear). All leases of personal property to which the Company is a party are fully effective and afford the Company a valid leasehold possession of the personal property that is the subject of the lease. Section 3(k) of the Disclosure Schedule sets forth a complete and accurate list of all personal property owned by the Company with an original purchase price of $3,000 or greater.

 (l)        Real Property.

     (i)        Section 3(l)(i) of the Disclosure Schedule sets forth the address of each parcel of real property that is owned by the Company. The Company has good and indefeasible title to all of such real property, free of all Liens except for those Liens set forth on Section 3(l)(i) of the Disclosure Schedule.

     (ii)       Section 3(l)(ii) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease). The Company has delivered to Parent a true and complete copy of each such Lease. Except as set forth in Section 3(l)(ii) of the Disclosure Schedule, with respect to each of the Leases:

      (A)        such Lease is legal, valid, binding, enforceable and in full force and effect;

      (B)        the Company’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and, to the Knowledge of the Company, there are no disputes with respect to such Lease;

      (C)        neither the Company nor, to the Knowledge of the Company, any other party to the Lease, is in breach of or default under such Lease in any material respect, and, to the Knowledge of the Company, no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default under such Lease; and

      (D)        the Company has not subleased, licensed or otherwise granted any Person any right to use or occupy the Leased Real Property or any portion thereof.

     (iii)      The properties identified in Sections 3(l)(i) and 3(l)(ii) of the Disclosure Schedule (collectively, the “Real Property”) comprise all of the real property used in the business of the Company, and the Company is not a party to any agreement or option to purchase any real property or interest therein.

     (iv)      All buildings, structures, building systems and equipment, and all components thereof, included in the Real Property (the “Improvements”) are in good condition and repair and sufficient for the operation of the Company’s business. To the Company’s Knowledge, there are no structural deficiencies affecting any of the Improvements and there are no facts or conditions affecting any of the Improvements that would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the Company’s business as currently conducted thereon.

     (v)      There is no condemnation, expropriation or other proceeding in eminent domain, pending or threatened, affecting any parcel of Real Property or any portion thereof or interest therein. There is no injunction, decree, order, writ or judgment outstanding, or any claim, litigation, administrative action or similar proceeding, pending or threatened, relating to the ownership, lease, use or occupancy of the Real Property or any portion thereof, or the operation of the Company’s business as currently conducted thereon.

     (vi)      The Real Property is in compliance with all applicable building, zoning, subdivision, health and safety and other land use laws, including the Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Real Property (collectively, the “Real Property Laws”), and the current use and occupancy of the Real Property and operation of the Company’s business thereon does not violate any Real Property Laws. The Company has not received any notice of violation of any Real Property Laws.

     (vii)     All utility services or systems for the Real Property have been installed and are operational and sufficient for the operation of the Company’s business as currently conducted thereon.

 (m)     Intellectual Property.

     (i)        The operation of the business as currently conducted and previously conducted does not and has not infringed, violated or misappropriated any Intellectual Property rights of any third Person. The Company has not received any written complaint, claim, demand, or notice alleging that the Company has interfered with, infringed upon, or misappropriated any Intellectual Property rights of any third party (including any invitation to take a license or claim that the Company must license or refrain from accessing or using any Intellectual Property rights of any third party) and the Company has not asserted or threatened a claim against any third Person with respect to the alleged infringement or misappropriation of Company Owned IP. There is no claim pending, or the Knowledge of the Company, threatened, against the Company with respect to the alleged infringement, misappropriation or violation by the Company of any Intellectual Property rights of any third Person. The Company has not entered into any agreement to settle or resolve any action, claim or dispute with respect to any Company Intellectual Property, and none of the Company Owned IP is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation against the Company that restricts in any manner the use, transfer or licensing thereof by the Company. To the Knowledge of the Company, no third Person has interfered with, infringed upon, or misappropriated any Intellectual Property rights of the Company.

     (ii)      Section 3(m)(ii) of the Disclosure Schedule sets forth a complete and accurate list separately identifying each patent, registered copyright, registered trademark, registered service mark, or Internet domain name, and each pending patent, copyright or trademark application or application for registration that the Company has filed or registered with a governmental authority with respect to any Intellectual Property owned by, or in the name of, the Company (collectively, “Company Registered IP”). Each item of Company Registered IP is (i) in compliance with all applicable legal requirements and is current with its registration and maintenance requirements, including payment of all required maintenance and renewal fees and the filing of all office actions when due, and (ii) to the Knowledge of the Company, valid and enforceable.

     (iii)     The Company either exclusively owns, free and clear of all Liens (other than non-exclusive licenses to Company Intellectual Property granted to customers in the

Ordinary Course of Business) all right, title and interest in and to, or has a valid written license or other right to use, all of the Intellectual Property used or held for use or otherwise necessary for the operation of the business as currently conducted. The Company Intellectual Property comprises all of the Intellectual Property used in or necessary for the operation of the business as currently conducted or currently proposed to be conducted in materials made available to Parent.

     (iv)       The Company has taken commercially reasonable steps to protect the rights of the Company in the Company Intellectual Property, including all trade secrets and other confidential or proprietary information and know-how and any trade secret or confidential or proprietary information of third Persons used in the business of the Company, including entering into written agreements with terms requiring the protection, non-disclosure and limitation on use of such trade secrets or other proprietary information. Without limiting the generality of the foregoing, except as set forth on Section 3(m)(iv) of the Disclosure Schedule, all current and former agents, employees and independent consultants of the Company who have participated in or contributed to the development of any Intellectual Property for the Company have executed and delivered to the Company a written assignment agreement that vests in the Company exclusive ownership of all right, title and interest in and to any such Intellectual Property.

     (v)        The Company has not disclosed or delivered to any escrow agent or any other Person any of the Software source code relating to any Company Intellectual Property or product or service offering of the Company, except for disclosures to employees, contractors or consultants under binding written agreements that prohibit use or disclosure other than in the performances of services for the Company. No circumstance or condition currently exists that, with or without notice or lapse of time or both, will, or would reasonably be expected to, result in the delivery or disclosure of any such source code to any Person who is not, as of the date of this Agreement, an employee of the Company.

     (vi)       The Company has taken commercially reasonable measures to (a) to ensure that all Software of the Company is free of any viruses or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such Software or data or other Software of users and (b) protect all information technology systems used in connection with the operation of the business of the Company from any contaminating components that would permit unauthorized access to, or unauthorized disablement or erasure of, such Software or the data collected or stored in connection with such systems, and such systems are, as a whole, adequate and sufficient in all material respects for the conduct of the business of the Company as currently conducted. To the Knowledge of the Company, there have been no unauthorized intrusions or breaches of the security of any of the Company’s information technology systems and the data and information which they store or process has not been accessed without the authorization of the Company.

     (vii)     Except as set forth on Section 3(m)(vii) of the Disclosure Schedule, none of the Software that is proprietary to the Company is linked to, or used, incorporated, hosted or distributed with any Open Source Materials (in each case, whether with or without modification to any such Open Source Materials). With respect to (A) any Software that is distributed as free Software, open source Software, or pursuant to similar licensing and distribution models and (B) Open Source Materials, that are currently in any product of the

Company, the Company has been and is in compliance with all applicable license conditions and covenants with respect thereto.

     (viii)      No government funding, facilities or resources of a university, college, other educational institution or research center was used in the development of the Company Owned IP.

     (ix)        Section 3(m)(ix) of the Disclosure Schedule sets forth a complete list of all software and hardware products that are currently sold, licensed, leased, or otherwise distributed or supported by the Company (collectively, the “Company Products”). To the Knowledge of the Company, each of the Company Products is in conformity in all material respects with (a) the applicable specifications for such Company Product, (b) all applicable contractual commitments and (c) all applicable express and implied warranties furnished by Company with respect to such Company Product. The Company does not have any material liability for replacement or repair thereof or for personal injury or property damage in connection therewith, other than liabilities for replacement or repair incurred in the Ordinary Course of Business. The Company does not offer any warranties for Company Products or have a written obligation to defend, hold harmless or indemnify any Person for or against any claim or action asserted by a third Person against such Person with respect to the infringement, violation or misappropriation of any Intellectual Property rights of a third Person, except for agreements entered into in the Ordinary Course of Business by the Company with its customers, resellers or technology partners and substantially in the form made available to the Parent.

     (x)         Except as set forth on Section 3(m)(x) of the Disclosure Schedule, following the Closing, the Company will be permitted to exercise all of the material rights under the Company Intellectual Property to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred. All Company Owned IP is, and immediately after the Closing Date, will be, fully transferable, alienable or licensable by the Company without restriction and without payment of any kind to any third Person (other than for payments which the Company would be otherwise subject to or required to pay in the absence of the performance of this Agreement), except as a result of any independent agreements or obligations of Parent. The Company has not granted any exclusive licenses in the Company Intellectual Property to any Person nor does it hold rights to Company Owned IP jointly with any Person.

 (n)       Contracts.

     (i)        Description of Company Contracts.    Section 3(n)(i) of the Disclosure Schedule contains a true and complete list (organized by subsection of this Section 3(n)(i)) of each of the following Contracts to which the Company is a party or to which the Company or any of its assets or properties is bound (collectively, the “Company Contracts”):

  (A)     any Contract that the Company reasonably expects will involve the payment (whether fixed, contingent or otherwise) by or to the Company of more than $50,000 per year;

  (B)     (1) agreements with respect to Company Licensed IP (other than for licenses for commercially available off-the-shelf software except with respect to software distributed in or with any Company products), and (2) agreements pursuant to which Company has granted a license or other right to use Company

Intellectual Property to any third Person (other than agreements providing for only non-exclusive rights or licenses to any customers of the Company in the Ordinary Course of Business and non-disclosure agreements that provide for no more than limited use rights for trade secrets);

  (C)       any Contract providing for the development of any Software, content (including textual content and visual, photographic or graphics content), technology or Intellectual Property for (or for the benefit or use of) the Company, or providing for the purchase by or license to (or for the benefit or use of) the Company of any software, content (including textual content and visual, photographic or graphics content), technology or Intellectual Property, which software, content, technology or Intellectual Property is in any manner used or incorporated (or is contemplated by the Company to be used or incorporated) in connection with any aspect or element of any product, service or technology distributed by the Company;

  (D)       any Contract that relates to a partnership, joint venture, joint marketing, joint development or similar arrangements with any other Person;

  (E)       any Contract for or relating to the employment by the Company of any director, officer, employee or consultant or any other type of Contract with any of the Company’s officers, employees or consultants that is not immediately terminable by the Company without Loss, including any contract requiring the Company to make a payment to any director, officer, employee or consultant in connection with the Merger, any transaction contemplated by this Agreement or any Contract that is entered into in connection with this Agreement;

  (F)       any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement, guarantee or other Contract for or with respect to the borrowing of money, a line of credit, any currency exchange, commodities or other hedging arrangement, or a leasing transaction of a type required to be capitalized in accordance with GAAP;

  (G)      any Contract that restricts the Company from, or following the Effective Time will restrict Parent or any of its Affiliates (other than the Company) from (i) engaging in any aspect of its business, (ii) participating or competing in any line of business, market or geographic area, (iii) freely setting prices for its products, services or technologies (including most favored customer pricing provisions), or (iv) soliciting potential employees, consultants, contractors or other suppliers or customers;

  (H)      any Contract under which the Company grants any exclusive rights, noncompetition rights, rights of refusal or rights of first negotiation to any Person;

  (I)        any Contract with any labor union or any collective bargaining agreement or similar Contract with the Company’s employees;

  (J)        any settlement agreement (including any agreement under which any employment-related claim is settled);

     (K)       any Contract of guarantee, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person;

     (L)       any Contract pursuant to which the Company has acquired a business or entity, or substantially all of the assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise;

     (M)       any Contract that involves the sharing of profits with other Persons or the payment of royalties to any other Person, excluding non-exclusive software licenses entered into in the Ordinary Course of Business;

     (N)       any Contract containing any support, maintenance or service obligations on the part of the Company that has been entered into outside of the Ordinary Course of Business;

     (O)       any Contract that relates to any interest rate or currency, swap, cap, collar or other derivative or hedging arrangement;

     (P)       any Contract that contains an earn-out or other contingent payment or obligation;

     (Q)      any Contract subjecting the Company to a customer non-solicitation provision;

     (R)       any non-disclosure agreement not entered into in the Ordinary Course of Business;

     (S)       any Contracts or subcontracts to which a governmental authority is a party; or

     (T)       any Contracts providing for the indemnification or exculpation of, or advancement of expenses to, officers or directors of the Company.

     (ii)       Status of Company Contracts. Except as set forth in Section 3(n)(ii) of the Disclosure Schedule, neither the Company nor, to the Knowledge of the Company, any other party to any Company Contract, is in violation or breach of or default under such Company Contract, and to the Knowledge of the Company, no facts or circumstances exist that with notice or lapse of time or both would constitute any such event of default or permit termination, modification or acceleration under any such Company Contract within the 12-month period preceding the date of this Agreement. To the Knowledge of the Company, no other party to any Company Contract has threatened to terminate, cancel, breach or violate any Company Contract. Except as set forth in Section 3(n)(ii) of the Disclosure Schedule, each Company Contract is in full force and effect and constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms and, to the Knowledge of the Company, enforceable by the Company against the other party or parties to such Company Contract in accordance with its terms, in each case subject to Bankruptcy and Equity Exceptions. The Company has delivered or made available to Parent true and complete copies of each Company Contract, together with all amendments and supplements thereto.

 (o)      Litigation.    Section 3(o) of the Disclosure Schedule sets forth each instance in which the Company (i) is subject to any outstanding injunction, judgment, order or decree; or (ii) is a party or, to the Knowledge of the Company, is threatened to be made a party to any material action, suit, proceeding, hearing, or investigation of, in, or before (or that could come before) any court or quasi-judicial or administrative agency of any federal, state, local, or non-U.S. jurisdiction or before (or that could come before) any arbitrator. There is currently no basis for any Person to assert a claim against any director or officer of the Company for which such director or officer would be entitled to indemnification or coverage by the Company pursuant to its Charter Documents, agreements with such directors and officers or any Insurance Policy.

 (p)      Employee Benefits.

     (i)      Section 3(p)(i) of the Disclosure Schedule lists each Employee Benefit Plan that the Company maintains, to which the Company contributes, or with respect to which the Company has or may reasonably be expected to have any material liability (each such plan, a “Company Benefit Plan”). No Company Benefit Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States.

     (ii)     Each Company Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in all material respects in accordance with the terms of such Company Benefit Plan and complies and has at all times in the past six (6) years complied in form and in operation in all material respects with the applicable requirements of ERISA and the Code.

     (iii)    All contributions (including all employer contributions and employee salary reduction contributions) that are required to have been made or accrued to each such Company Benefit Plan that is an Employee Pension Benefit Plan have been timely made or accrued in all material respects. All premiums or other payments that are required to have been paid or accrued with respect to each such Company Benefit Plan that is an Employee Welfare Benefit Plan have been timely paid or accrued in all material respects.

     (iv)    No action, suit, proceeding, hearing, or investigation with respect to the administration of, or the investment of the assets of, any Company Benefit Plan that any of the Company and any ERISA Affiliate maintains, or has maintained during the prior six (6) years or to which any of them contributes, or has been required to contribute during the prior six (6) years (other than routine claims for benefits) is pending or, to the Knowledge of the Company, threatened in writing.

     (v)     Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is so qualified and either: (1) has obtained a currently effective favorable determination notification, advisory and/or opinion letter, as applicable, as to its qualified status (or the qualified status of the master or prototype form on which it is established) from the IRS covering the amendments to the Code effected by the Tax Reform Act of 1986 and all subsequent legislation for which the IRS will currently issue such a letter, and no amendment to such Company Benefit Plan has been adopted since the date of such letter covering such Company Benefit Plan that would reasonably be expected to adversely affect such favorable determination; or (2) still has a remaining period of time in which to apply for or receive such letter and to make any amendments necessary to obtain a favorable determination.

     (vi)      No plan currently or ever in the past maintained, sponsored, contributed to or required to be contributed to by the Company or any of its current or former ERISA Affiliates is or ever in the past was (1) a “multiemployer plan” as defined in Section 3(37) of ERISA, (2) a plan described in Section 413 of the Code, (3) a plan subject to Title IV of ERISA, (4) a plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, or (5) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code.

     (vii)     No Company Benefit Plan provides, or reflects or represents any liability to provide, benefits (including, without limitation, death or medical benefits), whether or not insured, with respect to any former or current employee, or any spouse or dependent of any such employee, beyond the employee’s retirement or other termination of employment with the Company other than (1) coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code (or similar state law), or (2) benefits in the nature of severance pay with respect to one or more of the employment contracts set forth on Section 3(p)(i) of the Disclosure Schedule.

     (viii)    Except as contemplated by the terms of Section 2(e)(vii)(A), the execution of this Agreement and the consummation of the transactions contemplated by this Agreement (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will not (1) entitle any Person to any payment, forgiveness of indebtedness, vesting, distribution, or increase in benefits under or with respect to any Company Benefit Plan, (2) otherwise trigger any acceleration (of vesting or payment of benefits or otherwise) under or with respect to any Company Benefit Plan, or (3) trigger any obligation to fund any Company Benefit Plan.

     (ix)      The maximum total amount of retention bonuses potentially payable by the Company, other than pursuant to the Fixed Bonus Plan, as of the date hereof is, and as of the Closing will be, $2,847,381. The maximum total amount of bonuses potentially payable by the Company pursuant to the Fixed Bonus Plan as of the date hereof is, and as of the Closing will be, $283,033.

 (q)       Environmental Matters.

     (i)        The Company is and has been in material compliance with the Environmental Requirements.

     (ii)       The Company has not received any written notice, report, or other information regarding any actual or alleged material violation of any Environmental Requirement, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated, or otherwise), including any investigatory, remedial, or corrective obligations, relating to the Company or its facilities arising under any Environmental Requirement.

     (iii)      The Company possesses and is in compliance with all permits, licenses, certificates, approvals, franchises and other authorizations required by any Environmental Requirement for its operation, and at all times prior to the date that is seven (7) years before Closing Date the Company possessed and was in compliance with all permits, licenses, certificates, approvals, franchises and other authorizations required by any Environmental Requirement for the operation of the businesses, except for such non-compliance as would have a Material Adverse Effect.

     (iv)       Except as would not have a Material Adverse Effect, the operations of the Company have not caused any release of Hazardous Material (an “Environmental Release”) on, in or under any owned real property (as described on Disclosure Schedule 3(l)(i)) or Leased Real Property of the Company or any adjoining property, or any other property at which the Company has disposed of or arranged for the disposal of Hazardous Material.

     (v)        To the Knowledge of the Company, there is no Environmental Release that remains unresolved at any real property presently owned, leased or operated by the Company or at any real property formerly owned, leased or operated by the Company that represents a material liability to the Company.

     (vi)       The Company has made available to Parent all environmental, health and safety permits, licenses, and authorizations, and all assessments, inspections, investigations, audit reports, studies, and analyses conducted internally or externally or by a governmental entity and all related documents and correspondence, and all correspondence with, and any documents to, from, on behalf of or about, any governmental entity, employee or third party regarding compliance with or violations of applicable Environmental Requirements, or regarding Environmental Releases or threatened Environmental Releases pertaining to the owned real property, the Leased Real Property, the workplace, or the current or historical operation of the Company. The obligations under this subsection apply in each case to the extent that the documents are in the control of the Company.

     (vii)      This Section 3(q) contains the sole and exclusive representations and warranties of the Company with respect to any environmental matters, including without limitation any arising under any Environmental Requirements.

 (r)       Insurance.    Section 3(r) of the Disclosure Schedule contains a true and complete list of all Insurance Policies. Each Insurance Policy is in full force and effect, and all premiums due thereunder have been paid. There is no material claim pending under any Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriter of such Insurance Policy. No Insurance Policy will terminate or lapse (or be affected in any other materially adverse manner) by reason of the execution and delivery of, or consummation of any of any of the transactions contemplated by, this Agreement or any Company Ancillary Agreement.

 (s)       Books and Records.

     (i)        The books, records and accounts of the Company (1) are in all material respects true, complete and correct, (2) have been maintained in accordance with good business practices on a basis consistent with prior years, and (3) accurately and fairly reflect the basis for the Financial Statements.

     (ii)       The minute books of the Company previously made available to Parent or its counsel accurately and adequately reflect in all material respects all action previously taken by the stockholders, the board of directors and committees of the board of directors of the Company.

     (iii)      Section 3(s) of the Disclosure Schedule sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains accounts of any nature and the names of all Persons authorized to draw thereon or make withdrawals therefrom.

     (iv)      The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (1) transactions are executed by the Company in accordance with management’s general or specific authorization; (2) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements and (B) to maintain accountability for assets; and (3) the amount recorded for assets on the Company’s books and records is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

 (t)        Customers and Suppliers.

     (i)        The Company’s products are only provided to third parties under the terms of the warranty described in Section 3(t)(i) of the Disclosure Schedule.

     (ii)       Section 3(t)(ii) of the Disclosure Schedule sets forth all of the customers and distributors of the Company that contributed to the Company’s revenues over the 12 complete calendar months ended prior to the date hereof (each a “Customer”). The Company does not have, and has not had, any material disputes with any Customer that arose or remained unresolved during the past 12 months. The Company has no Knowledge of any material dissatisfaction on the part of any Customer during the past 12 months or any facts or circumstances that would reasonably be expected to lead to such material dissatisfaction. During the past 12 months, the Company has received no written or, to the Knowledge of the Company, oral notice from any Customer that such customer will not continue as a customer or distributor, as the case may be, of the Company (or the Surviving Corporation or Parent) or that such customer or distributor, as the case may be, intends to terminate or request a material modification to existing Contracts with the Company (or the Surviving Corporation or Parent). None of the Company’s products have been returned by any such Customer during the past 12 months except for normal warranty returns consistent with past history and such returns that would not result in a reversal of any material amount of revenue by the Company.

     (iii)      Section 3(t)(iii) of the Disclosure Schedule sets forth the top 10 suppliers of technical products and services to the Company based on amounts paid or payable by the Company to such suppliers over the 12 complete calendar months ended prior to the date hereof (each, a “Significant Supplier”). The Company is current in all material respects in its payments to all Significant Suppliers and the Company does not have, and has not had, any material dispute concerning Contracts with or products and/or services provided by any Significant Supplier that arose or remained unresolved during the past 12 months. The Company has no Knowledge of any material dissatisfaction on the part of any Significant Supplier during the past 12 months or any facts or circumstances that could reasonably lead to such material dissatisfaction. During the past 12 months, the Company has received no written or, to the Knowledge of the Company, oral notice from any Significant Supplier that such supplier shall not continue as a supplier to the Company (or the Surviving Corporation or Parent) or that such supplier intends to terminate or breach existing Contracts with the Company (or the Surviving Corporation or Parent). The Company has access, on commercially reasonable terms, to all products and services reasonably necessary to carry on its business, and the Company has no Knowledge of any reasonable reason why it would not continue to have such access on commercially reasonable terms.

 (u)        Foreign Corrupt Practices Act.    Neither the Company nor, to the Knowledge of the Company, any of its directors, officers, agents or employees has, for or on behalf of the Company (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made, authorized, promised or offered to make any unlawful payments of money or other things of value to foreign government officials or employees or related parties, or to foreign political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) knowingly made any other payments in violation of law.

 (v)        Export Controls.  The Company has at all times conducted its export and related transactions in all material respects in accordance with (i) all applicable U.S. export, re-export, and anti-boycott laws and regulations, including the Export Administration Regulations, the Arms Export Control Act and International Traffic in Arms Regulations, and U.S. economic sanctions laws and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control and (ii) all other applicable import and export controls in the other countries in which the Company conducts business. Without limiting the foregoing:

     (i)        The Company has obtained all material export licenses and other material consents, authorizations, waivers, approvals, and orders, and has made or filed any and all necessary notices, registrations, declarations and filings with any governmental authority, and has met the requirements of any license exceptions or exemptions, as required in connection with (1) the export and re-export of products, services, software or technologies, and (2) releases of technology, technical data or software to foreign nationals located in the United States and abroad (“Export Approvals”).

     (ii)       The Company is in compliance in all material respects with the terms of all applicable Export Approvals.

     (iii)      There are no pending or, to the Knowledge of the Company, threatened inquiries, investigations, enforcement actions, voluntary disclosure or other claims against the Company with respect to Export Approvals.

     (iv)      To the Knowledge of the Company, there are no actions, conditions or circumstances pertaining to the Company’s export and related transactions that may give rise to any future inquiries, investigations, enforcement actions, voluntary disclosures or other claims.

     (v)       No Export Approvals for the transfer of export licenses to Parent or the Surviving Corporation are required, or such Export Approvals can be obtained expeditiously without material cost.

      (vi)      Section 3(v)(vi) of the Disclosure Schedule sets forth the true, complete and accurate export control classification numbers applicable to the Company’s products, services, software and technologies.

 (w)       Brokers’ Fees.  The Company has no liability or obligation to pay any fees or commissions to any broker, finder, banker or agent with respect to the transactions contemplated by this Agreement other than the fees payable to Oppenheimer & Co. Inc. and Raymond James & Associates set forth on Section 3(w) of the Disclosure Schedule, which shall be paid by the Company or treated as Closing Costs pursuant to this Agreement.

 (x)        Disclaimer of Other Representations and Warranties.  Except as provided in this Section 3, neither the Company nor any of its Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Parent or Merger Sub or their Affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Section 4.        Representations and Warranties of Parent and Merger Sub.  Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

 (a)        Organization.  Each of Parent and Merger Sub is a corporation (or other entity) duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation (or other formation).

 (b)        Authorization of Transaction.  Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement, and, as applicable, each of the Parent Ancillary Agreements and Merger Sub Ancillary Agreements and to perform its obligations hereunder and thereunder. This Agreement and each of the Parent Ancillary Agreements and Merger Sub Ancillary Agreements have been duly authorized, executed and delivered by each of Parent and Merger Sub, as applicable, and constitute the valid and legally binding obligations of each of Parent and Merger Sub, as applicable, enforceable in accordance with their respective terms and conditions and no further corporate or similar action is required on the part of Parent or Merger Sub to authorize this Agreement or any of the Parent Ancillary Agreements or Merger Sub Ancillary Agreements, as applicable, the Merger or other transactions contemplated hereby or thereby, subject to the Bankruptcy and Equity Exceptions.

 (c)        Non-Contravention.       Neither the execution and delivery of this Agreement, any Parent Ancillary Agreement or any Merger Sub Ancillary Agreement, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order or decree of any government, governmental agency, or court to which either Parent or Merger Sub is subject or any provision of the charter, bylaws, or other governing documents of either Parent or Merger Sub; or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which either Parent or Merger Sub is a party or by which it is bound or to which any of its assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement. Other than in connection with the provisions of the Hart-Scott-Rodino Act and the DGCL, neither Parent nor Merger Sub needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

 (d)        Litigation.  There is no action, suit, claim, investigation or proceeding of any nature pending or, to the knowledge of Parent, threatened against Parent, Merger Sub, any of their respective Subsidiaries, or any of their respective properties (tangible or intangible), that, if determined or resolved adversely in accordance with the plaintiff’s demands would, individually or in the aggregate, materially impede, or would reasonably be expected to materially impede, the authority or ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement in accordance with the terms hereof.

 (e)        No Prior Merger Sub Operations.  Merger Sub was formed solely for the purpose of effecting the Merger, has no assets or liabilities, and has not engaged in any business activities or conducted any material operations other than in connection with the transactions contemplated hereby.

 (f)        Ownership of Shares.  As of the date hereof, neither Parent nor Merger Sub owns beneficially or of record any Company Shares. Neither Parent nor Merger Sub, nor any of their “affiliates” or “associates,” has been an “interested stockholder” of the Company at any time since the date that is three (3) years prior to the date hereof, as those terms are used in Section 203 of the DGCL.

 (g)        Financial Ability.  Parent and Merger Sub will have at the Closing, cash on hand and/or undrawn amounts available under new or existing credit facilities necessary to consummate the transactions contemplated by this Agreement, including (a) paying the Merger Consideration at Closing, and (b) paying all related fees and expenses. Neither the Parent nor Merger Sub has incurred any obligation, commitment, restriction or liability of any kind, and is not contemplating or aware of any obligation, commitment, restriction or liability of any kind, in either case which would impair or adversely affect such resources.

 (h)        Solvency; Surviving Corporation After the Merger.  None of Parent or Merger Sub is entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors. Assuming that the representations and warranties of the Company contained in this Agreement are true and correct in all respects and that the Company has complied with all covenants and obligations required to be performed prior to the Closing, and after giving effect to the Merger, at and immediately after the Effective Time, to the knowledge of Parent, each of Parent and the Surviving Corporation and its Subsidiaries (i) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due); (ii) will have adequate capital and liquidity with which to engage in its business; and (iii) will not have incurred and does not plan to incur debts beyond its ability to pay as they mature or become due.

  (i)        Brokers’ Fees.    Neither Parent nor Merger Sub has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Company could become liable or obligated.

ARTICLE V

COVENANTS

Section 5.        Covenants.   The Parties agree as follows with respect to the period from and after the execution of this Agreement:

 (a)        General.  Subject to the terms and conditions of this Agreement, each of the Parties will take or cause to be taken all commercially reasonable steps necessary and proceed diligently and in good faith to satisfy each condition to the other’s obligations contained in this Agreement and to consummate and make effective the transactions contemplated by this Agreement.

 (b)        Notices and Consents.  The Company will give any notices to third parties, and will use its commercially reasonable efforts to obtain any third-party consents referred to in Section 3(c) above and the items set forth in Section 3(c) of the Disclosure Schedule.

 (c)        Stockholder and Regulatory Matters and Approvals.

      (i)        Stockholder Approvals.  Immediately following the execution and delivery of this Agreement, the Company shall deliver signed written consents from stockholders representing the Requisite Stockholder Approval, which written consents approve and adopt the Merger and this Agreement, in substantially the form attached hereto as Exhibit H. As soon as reasonably practicable, and in any event within ten (10) Business Days following the date hereof, the Company will deliver to the Company’s stockholders an information statement in form and substance reasonably acceptable to Parent and its representatives, which shall solicit their written consent regarding (i) the approval and adoption of this Agreement and the Merger and (ii) the approval of the taking of such additional corporate actions as may be necessary or appropriate for the consummation of the Merger and the other transactions contemplated by this Agreement.

       (ii)      Antitrust Approvals.

       (A)        In connection with the transactions contemplated by this Agreement, the Company shall (and, to the extent required, shall cause its Affiliates to), as soon as practicable, make any domestic or foreign antitrust filings with the appropriate governmental authorities as may be required under any applicable law. The Company shall use reasonable efforts to substantially comply with any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust

Authorities relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby.

      (B)       In connection with the transactions contemplated by this Agreement, Parent shall (and, to the extent required, shall cause its Affiliates to), as soon as practicable, make any domestic or foreign antitrust filings with the appropriate governmental authorities as may be required under any applicable law. Parent shall substantially comply with any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby.

      (C)       Each of Parent and the Company shall exercise its commercially reasonable efforts to (I) obtain termination or expiration of any waiting period under applicable antitrust or competition laws and such other approvals, consents and clearances as may be necessary, proper or advisable under any applicable antitrust or competition laws and (II) prevent the entry in any action brought by an Antitrust Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement.

      (D)       Parent shall promptly furnish to the Company copies of any notices or written communications received by Parent or any of its Affiliates from any third party or any governmental authority with respect to the transactions contemplated by this Agreement, and Parent shall permit counsel to the Company an opportunity to review in advance, and Parent shall consider in good faith the views of such counsel in connection with, any proposed written communications by Parent and/or its Affiliates to any governmental authority concerning the transactions contemplated by this Agreement. Parent agrees to provide the Company and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Parent and/or any of its Affiliates, agents or advisors, on the one hand, and any governmental authority, on the other hand, concerning or in connection with the transactions contemplated hereby. The Company shall promptly furnish to Parent copies of any notices or written communications received by the Company or any of its Affiliates from any third party or any governmental authority with respect to the transactions contemplated by this Agreement, and the Company shall permit counsel to Parent an opportunity to review in advance, and the Company shall consider in good faith the views of such counsel in connection with, any proposed written communications by the Company and/or its Affiliates to any governmental authority concerning the transactions contemplated by this Agreement. The Company agrees to provide Parent and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between the Company and/or any of its Affiliates, agents or advisors, on the one hand, and any governmental authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

      (E)       Parent shall be solely responsible for and pay all filing fees payable to the Antitrust Authorities in connection with the transactions contemplated by this Agreement.

 (d)        Operation of Business.  Except as set forth on Schedule 5(d), from the date hereof until the Closing Date, except as otherwise expressly provided in this Agreement, the Company shall use commercially reasonable efforts to carry on its businesses in the Ordinary Course of Business. From the date hereof until the Closing Date, except as otherwise explicitly provided for by this Agreement, or consented to in writing by Parent (which consent will not be unreasonably withheld or delayed):

      (i)        the Company will not authorize or effect any change in its Charter Documents;

      (ii)       the Company will not grant or modify the terms of any options, warrants, or other rights to purchase or obtain any of its stock or issue, sell, or otherwise dispose of any of its capital stock (except upon the conversion or exercise of options, warrants, and other rights currently outstanding) or effect any recapitalization;

      (iii)      the Company will not declare, set aside, or pay any dividend or distribution with respect to its stock (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its capital stock;

      (iv)       the Company will not issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation, except that the Company shall be permitted to borrow under, renew and increase its existing line of credit;

      (v)        the Company will not allow the imposition of any new Lien upon any of its assets outside the Ordinary Course of Business;

      (vi)       the Company will not make any capital investment in, make any loan to, or acquire the securities or assets of any other Person;

      (vii)      the Company will not (A) hire any officers, employees, consultants or independent contractors, (B) grant any salary or wage increases, (C) pay any bonuses or other material incentive compensation (other than pursuant to the existing terms of a Company Benefit Plan), (D) enter into any new employment, consulting, severance or similar agreement, (E) adopt any new Company Benefit Plan, or (F) materially modify or amend any Company Benefit Plan in any manner that increases the amount of the liability (contingent or otherwise) attributable to the Company in respect of such Company Benefit Plan;

      (viii)     the Company will not, other than in the Ordinary Course of Business, sell, license or otherwise dispose of any Company Intellectual Property;

      (ix)       the Company will not, unless required by applicable Law, (A) make, amend or change any material Tax election; (B) make a request for a material Tax ruling or enter into a material closing agreement; (C) settle or compromise any material Tax liability or proceeding; (D) file any material amendments to any previously filed Tax Returns; (E) surrender any right to claim a refund of any material Taxes; or (F) make any change to any of its material methods of reporting income or deductions for Tax accounting purposes;

     (x)      the Company will not, acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any Person or any interest in any Person or otherwise acquire, lease, sell, license or dispose of any material assets;

     (xi)     the Company will not amend, modify or terminate any existing Leases or enter into any new Leases;

     (xii)     the Company will not purchase or sell any Real Property;

     (xiii)    the Company will not (A) initiate any litigation, action, suit, proceeding, claim or arbitration or (B) settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration;

     (xiv)    the Company will not enter into any Contract that, if entered into prior to the date hereof, would be a Company Contract, or violate, terminate, amend or otherwise modify or waive any of the terms of any Company Contract, in each case not in the Ordinary Course of Business; and

     (xv)     the Company will not commit to any of the foregoing.

 (e)       Full Access.    The Company will permit representatives of Parent (including legal counsel and accountants) to have reasonable access at reasonable times, and in a manner so as not to interfere with the normal business operations of the Company, to all premises, properties, personnel, books, records (including tax records), Contracts and documents of or pertaining to the Company, all of which shall be deemed Confidential Information. The Company shall not be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any law, rule or regulation (it being agreed that the Parties shall use their reasonable commercial efforts to cause information to be provided in a manner that would not result in such jeopardy or contravention). Each of Parent and the Merger Sub will treat and hold in strict confidence such Confidential Information it receives from the Company in the course of the reviews contemplated by this Section 5(e), will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, agrees to immediately return to the Company all tangible embodiments (and all copies) of such Confidential Information that are in its possession, custody or control.

 (f)       Notice of Developments.  Each Party will give prompt written notice to the others of any development causing a breach of any of its own representations and warranties in Section 3 and Section 4 above.

 (g)       Alternative Transaction Proposals.  From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall cease all existing discussions or communications with respect to, and shall not, indirectly or directly, through any director, officer, employee, stockholder, agent, financial adviser or otherwise, solicit, initiate or encourage submission of proposals or offers from any Person or related to any merger, acquisition or purchase of all or a substantial portion of the assets of, or an equity interest in the Company, and shall not participate in any negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing; provided, however, that the Company may, in response to an unsolicited written proposal from a third party, furnish information to, negotiate or otherwise engage in discussions with such third party, if (i) the Board of Directors of the Company determines in good faith, after consultation with its financial advisors and outside legal counsel, that failure to do so would be inconsistent with the fiduciary duties of the Board of Directors of the Company under applicable law and (ii) the Company notifies Parent promptly (and in any event within 24 hours) of the receipt of any such proposal, and of any material developments related thereto, which notification shall include the identity of the Person making the proposal and the material terms thereof.

 (h)       Insurance and Indemnification of Directors and Officers.

     (i)        Insurance.   The Company may obtain prepaid (or “tail”) directors’ and officers’ liability insurance policy covering each officer and director currently covered by the Company’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the Effective Time with respect to any matter claimed against such Person by reason of him or her serving in such capacity on terms with respect to such coverage and amounts no less favorable in the aggregate than those of such policy in effect on the date of this Agreement, with coverage for no more than six (6) years following the Effective Time, provided that the full cost of all premiums associated with such policy (the “Tail Premium”) are paid in a lump sum by the Company prior to or at the Closing or shall be treated as a Closing Cost, in each case, the material terms of which including coverage and amount, are no less favorable in the aggregate to such directors and officers than the insurance coverage otherwise required under this Section 5(h)(i). Any insurance policies provided pursuant to this Section 5(h)(i) shall be from an insurance company with an A.M. Best Co. rating at least as high as the rating received by the Company’s current insurance provider.

     (ii)      Indemnification.   Parent and Merger Sub agree to cause the Surviving Corporation to fulfill and honor all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company (each, a “Company Indemnified Party”) as provided in the Charter Documents of the Company, in each case as in effect on the date of this Agreement, or pursuant to any Company Contract set forth on Section 3(n)(T) of the Disclosure Schedule that is in effect on the date hereof, for a period of six (6) years from the Effective Time, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim. For six (6) years after the Effective Time, Parent shall cause the certificate of incorporation and by-laws of the Surviving Corporation to contain provisions no less favorable with respect to indemnification and limitation of liabilities of Indemnified Parties and advancement of expenses than are set forth as of the date of this Agreement in the Charter Documents of the Company; provided that the foregoing shall in no way be deemed to restrict the ability of Parent to cause the merger or dissolution of the Surviving Corporation at anytime following the Closing so long as it complies with its obligations pursuant to Section 5(h)(iv) below.

     (iii)      Third-Party Beneficiaries; Successors and Assigns.      The obligations of Parent and the Surviving Corporation under this Section 5(h) shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Company Indemnified Party to whom this Section 5(h) applies without the consent of such affected Company Indemnified Party (it being expressly agreed that the Company Indemnified Parties to whom this Section 5(h) applies shall be third party beneficiaries of this Section 5(h), each of whom may enforce the provisions of this Section 5(h)).

     (iv)      Continuing Obligation.    In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 5(h). The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Company Indemnified Party is entitled, whether pursuant to applicable law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5(h) is not prior to, or in substitution for, any such claims under any such policies.

 (i)        Employee Matters.

     (i)        Continuing Employees.  Parent shall give each employee of the Company as of the Effective Time who continues employment with the Surviving Corporation or any of its Affiliates following the Effective Time (each, a “Continuing Employee” and, collectively, the “Continuing Employees”) full credit for prior service with the Company for purposes of (A) eligibility and vesting under any Parent Employee Plan, and (B) determination of benefit levels under any Parent Employee Plan or policy relating to vacation or severance, in each case under any Parent Employee Plan for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, but except where such credit would result in a duplication of benefits. In addition, Parent shall use commercially reasonable efforts to waive, or cause to be waived, subject in each case to the terms of the applicable plan and any required consent of the applicable insurance provider, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of the Company and recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs. For purposes of this Agreement, the term “Parent Employee Plan” shall mean any Parent employee benefit plan provided by Parent or its wholly owned operating subsidiary covering United States employees for which length of service is relevant (excluding any defined benefit plan, equity plan or phantom equity plan).

     (ii)       Post Effective Time. During the one (1) year period following the Effective Time, Parent shall, or Parent shall cause the Surviving Corporation and its Subsidiaries to, provide to all Continuing Employees, to the extent they remain employed during such one (1) year period, compensation and benefits that are in the aggregate substantially comparable to either (A) the benefits and compensation provided by the Company to the Continuing Employees as in effect as of the date of this Agreement; or (B) the benefits and compensation provided to similarly situated Parent employees, provided that this provision shall not be deemed to be any guarantee of continued employment. Parent shall have discretion to select the specific benefits to be provided to Continuing Employees pursuant to this Section 5(i)(ii).

     (iii)      No Amendment.  Nothing in this Section 5(i) shall (A) be treated as an amendment of, or undertaking to amend, any benefit plan; (B) prohibit Parent or any of its Subsidiaries, including the Surviving Corporation, from amending or terminating any employee benefit plan; (C) obligate Parent, the Company, the Surviving Corporation or any of their respective Affiliates to retain the employment or services of any particular Company employee or any other individual; or (D) confer any rights or benefits on any Person other than the Parties to this Agreement.

     (iv)      Terminated Employees.  Prior to the Effective Time, the Company shall terminate all Terminated Employees and pay all of its contractual obligations in effect on the date hereof with respect to severance payments, accrued vacation payments or other obligations associated therewith. Any payments not required by applicable Law or by the Company’s contractual obligations in effect on the date hereof proposed to be made to any such Terminated Employees, shall only be made with Parent’s prior written consent. All such payments and accrued benefits and payments shall be fully reflected in the Company financial statements as of the Closing, provided that the calculation of Company Cash and the Closing Net Working Capital Amount shall be adjusted to eliminate the effects of the payments to or owing to any Terminated Employees in accordance with the terms of this Section 5(i)(iv).

     (v)       Retention Program.  Parent will implement a retention plan for Continuing Employees providing for a grant of options to purchase an aggregate of 500,000 shares of Parent common stock, with the individuals participating in such program, the allocation among such individuals and the vesting terms thereof to be mutually agreed between the Chief Executive Officer of the Company and the Chief Executive Officer of Parent within 30 days following the Closing.

 (j)        FIRPTA Certificate.  On the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulations Section 1.1445-2(c)(3).

 (k)       State Takeover Statutes.  The Company’s board of directors shall take commercially reasonable actions sufficient to render inapplicable to the Merger, the execution, delivery and performance of this Agreement and the transactions contemplated hereby and thereby, the provisions of Section 203 of Delaware Law applicable to a “business combination” (as defined in such Section 203 of DGCL).

 (l)        Preparation and Filing of Tax Returns.

     (i)        Parent (and its Subsidiaries and Affiliates) shall not amend or file any Tax Returns of the Company for any taxable period ending on or prior to the Closing Date without the prior written consent of the Stockholder’s Representative, which shall not be unreasonably withheld or delayed.

     (ii)       For the portion of the Closing Date after the time of Closing, other than transactions expressly contemplated hereby, Parent shall not cause the Surviving Corporation to take any action outside the Ordinary Course of Business.

 (m)      Termination of 401(k) Plan.  The Company will adopt, or will cause to be adopted, all necessary corporate resolutions to terminate each 401(k) Plan sponsored or maintained by the Company, effective as of no later than one day prior to Closing (but such termination may be contingent upon the Closing). Immediately prior to such termination, the Company will make all necessary payments to fund the contributions: (i) necessary or required to maintain the tax-qualified status of the 401(k) Plan; (ii) for elective deferrals made pursuant to the 401(k) Plan for the period prior to termination; and (iii) for employer matching contributions (if any) for the period prior to termination. For this purpose, the term “401(k) Plan” means any plan intended to be qualified under Code Section 401(a) which includes a cash or deferred arrangement intended to qualify under Code Section 401(k). Before the Closing Date, the Company shall provide Parent with a copy of resolutions duly adopted by the Company’s board of directors so terminating any such 401(k) Plan.

 (n)      280G Stockholder Approval.  The Company shall use its reasonable best efforts to obtain the approval by such number of stockholders of the Company as is required by the terms of Section 280G(b)(5)(B) of the Code so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all payments and/or benefits provided pursuant to contracts or arrangements that, in the absence of valid waivers of the right to receive such payments and/or benefits by the affected Persons, might otherwise result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code, with such stockholder approval to be obtained in a manner which satisfies all applicable requirements of such Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations.

ARTICLE VI

CONDITIONS TO OBLIGATION TO CLOSE

Section 6.       Conditions to Obligation to Close.

 (a)       Conditions to Parent’s and Merger Sub’s Obligation to Close.    The obligation of each of Parent and Merger Sub to consummate the Merger is subject to satisfaction of the following conditions:

      (i)        this Agreement and the Merger shall have received the Requisite Stockholder Approval, and the Company Stockholder proposal contemplated by Section 5(n)

shall have been subject to a vote of the Company Stockholders and each Person identified as a “disqualified individual” in connection therewith shall have agreed pursuant to the terms of a valid waiver to, and shall, forfeit any payments that would be non-deductible if the Company Stockholder approval described in such Section 5(n) is not obtained;

     (ii)       the Company shall have procured all of the third-party consents and provided all of the third-party notices specified in Schedule 6(a)(ii);

     (iii)      the representations and warranties set forth in Section 3 above shall be true and correct in all material respects as of the Closing Date, as if made anew at and as of that time, except with respect to representations and warranties which speak as to an earlier date (which representations and warranties shall be true and correct at and as of such date);

     (iv)      the Company shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

     (v)       there shall not be any judgment, order, decree, stipulation or injunction in effect preventing or challenging the consummation of any of the transactions contemplated by this Agreement;

     (vi)      the Company shall have delivered to Parent and Merger Sub a certificate executed by its Chief Executive Officer, Chief Financial Officer and Controller to the effect that each of the conditions specified above in Section 6(a)(i)-(v) has been satisfied;

     (vii)     all applicable waiting periods (and any extensions thereof) under any applicable antitrust laws shall have expired or otherwise been terminated, and the Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(c) and Section 4(c) above;

     (viii)    from and after the date hereof, there shall not have occurred any event and no circumstance shall exist which, alone or together with any one or more other events or circumstances has had a Material Adverse Effect on the Company;

     (ix)      each of the employees set forth on Schedule 6(a)(ix) shall have accepted employment with the Surviving Corporation or Parent on terms substantially consistent with the terms and conditions set forth in the form of offer letter attached hereto as Exhibit I-1, I-2 or I-3, as applicable (each, an “Offer Letter”);

     (x)       Parent shall have received the final Spreadsheet from the Company in accordance with Section 2(g), provided, however, that such receipt shall not be deemed to be an agreement by Parent that the Spreadsheet is accurate and shall not diminish Parent’s remedies hereunder if the Spreadsheet is not accurate;

     (xi)      Parent shall have received a certificate of good standing from the Office of the Secretary of State of the State of Delaware and each state or jurisdiction in which the Company is qualified to do business as a foreign corporation certifying as of a date no more than three (3) Business Days prior to the Closing Date;

     (xii)      Parent shall have received evidence reasonably satisfactory to it that all Company Debt shall have repaid in full or, as to any portion of such Company Debt issued to financial institutions that remains unpaid at Closing, Parent shall have received a payoff letter with respect to such institutional indebtedness in form reasonably satisfactory to Parent;

     (xiii)     Parent shall have received an opinion dated the Closing Date of Goodwin Procter LLP, counsel to the Company, as to the matters set forth on Exhibit J;

     (xiv)     Parent shall have received the Closing Financial Certificate;

     (xv)      Parent shall have received a true, correct and complete copy of the resolutions adopted by the board of directors of the Company terminating the 401(k) Plan;

     (xvi)     Parent shall have received an applicable executed Equityholder Acknowledgment from the holders of the Company Warrants set forth on Schedule 6(a)(xvi);

     (xvii)    Parent shall have received an applicable executed Incentive Plan Acknowledgment, as contemplated by Section 2(h), from each of the participants in the Santur Corporation 2011 Incentive Plan;

     (xviii)   the Non-Competition Agreement executed and delivered concurrently with the execution of this Agreement shall remain in full force and effect;

     (xix)     each of the individuals set forth on Schedule 6(a)(xix) shall have executed a non-competition agreement containing terms and conditions substantially consistent with the terms and conditions set forth in the Non-Competition Agreements;

     (xx)      with respect to each of the agreements set forth on Schedule 6(a)(xx), either (a) such agreement shall have been terminated to the satisfaction of Parent, or (b) notice of termination of such agreement shall have been given to the satisfaction of Parent, in each case as indicated on Schedule 6(a)(xx);

     (xxi)     the Company 2010 Audit shall have been completed to the satisfaction of Parent, and Ernst & Young shall have consented to Parent’s use of its audit letters with respect to the Company’s 2008, 2009 and 2010 Financial Statements for purposes of Parent’s financial statements and any related public securities filings;

     (xxii)    the Persons holding the positions of officer or member of the board of directors of the Company immediately prior to the Effective Time shall have resigned from such positions in writing effective as of the Effective Time;

     (xxiii)   the Company shall have taken all necessary steps to change its internal financial accounting reporting procedures and practices such that, on a going forward basis, its fiscal quarters end on the final days of March, June, September and December, and its fiscal third quarter for 2011 shall have ended on September 30, 2011; and

     (xxiv)  the Escrow Agreement shall have been duly executed and delivered by all parties thereto other than Parent.

Parent and Merger Sub may waive any condition specified in this Section 6(a) if they execute a writing so stating at or prior to the Closing.

 (b)       Conditions to the Company’s Obligation to Close.  The obligation of the Company to consummate the Merger is subject to satisfaction of the following conditions:

     (i)        the representations and warranties set forth in Section 4 above shall be true and correct in all material respects as of the Closing Date as if made anew at and as of that time, except with respect to representations and warranties which speak as to an earlier date (which representations and warranties shall be true and correct at and as of such date);

     (ii)       each of Parent and Merger Sub shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

     (iii)     there shall not be any judgment, order, decree, stipulation or injunction in effect preventing or challenging the consummation of any of the transactions contemplated by this Agreement;

     (iv)      each of Parent and Merger Sub shall have delivered to the Company a certificate to the effect that each of the conditions specified above in Section 6(b)(i)-(iii) is satisfied;

     (v)       this Agreement and the Merger shall have received the Requisite Stockholder Approval;

     (vi)      all applicable waiting periods (and any extensions thereof) under any applicable antitrust laws shall have expired or otherwise been terminated, and the Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(c) and Section 4(c) above; and

     (vii)     the Escrow Agreement shall have been executed and delivered by all parties thereto other than the Company.

The Company may waive any condition specified in this Section 6(b) if it executes a writing so stating at or prior to the Closing.

 (c)      Frustration of Closing Conditions.  None of the Parties may rely on the failure of any condition set forth in this Section 6 to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur, as required by this Agreement.

ARTICLE VII

TERMINATION

Section 7.        Termination.

 (a)        Termination of Agreement.     Any of the Parties may terminate this Agreement (whether before or after stockholder approval) as provided below:

     (i)        the Parties may terminate this Agreement by mutual written consent at any time prior to the Effective Time;

     (ii)      Parent and Merger Sub may terminate this Agreement by giving written notice to the Company at any time prior to the Effective Time (A) in the event the Company has breached any material representation, warranty, or covenant contained in this Agreement, such that the conditions specified in Section 6(a)(iii) or (iv) would not be satisfied, Parent or Merger Sub has notified the Company of the breach, and the breach has continued without cure for a period of five (5) days after the notice of breach, in which case such termination shall not be effective, and such termination shall become effective only if such breach is not cured within the such cure period, (B) if the Closing shall not have occurred on or before October 31, 2011 (the “Termination Date”), by reason of the failure of any condition precedent under Section 6(a) hereof (unless the failure results from Parent or Merger Sub breaching any representation, warranty, or covenant contained in this Agreement) or (C) any event has occurred or any circumstance exists which, alone or together with one or more other events or circumstances has had, is having or would reasonably be expect to have a Material Adverse Effect on the Company;

     (iii)     the Company may terminate this Agreement by giving written notice to Parent and Merger Sub at any time prior to the Effective Time (A) in the event Parent or Merger Sub has breached any material representation, warranty, or covenant contained in this Agreement, such that the conditions specified in Section 6(b)(i) or (ii) would not be satisfied, the Company has notified Parent and Merger Sub of the breach, and the breach has continued without cure for a period of five (5) days after the notice of breach, in which case such termination shall not be effective, and such termination shall become effective only if such breach is not cured within the such cure period, or (B) if the Closing shall not have occurred on or before the Termination Date, by reason of the failure of any condition precedent under Section 6(b) hereof (unless the failure results from the Company breaching any representation, warranty, or covenant contained in this Agreement); or

     (iv)      any Party may terminate this Agreement by giving written notice to the other Parties in the event the consummation of the Merger is permanently enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction.

 (b)        Effect of Termination.  If any Party terminates this Agreement pursuant to Section 7(a), all rights and obligations of the Parties hereunder shall terminate without any liability of any Person to any other Person except for any liability of any Party for any breach of this Agreement occurring prior to such termination; provided, however, that, in the event this

Agreement is terminated pursuant to Section 7(a), the Parties hereto acknowledge that it is the intention of the Parties hereto that no Party shall have any remedy or right to recover for any Losses resulting from any breach of any representation or warranty contained herein unless such breach was intentional and willful on the part of the breaching Party. In determining Losses recoverable by a Party hereto for the other Party’s breach, the Parties hereto acknowledge and agree that such Losses shall not be limited to reimbursement of expenses or out-of-pocket costs and shall include the benefit of the bargain lost by such Party or such Party’s stockholders (taking into consideration relevant matters, including other opportunities and the time value of money), which shall be deemed to be damages of such Party. The provisions of this Sections 7(b) and Sections 5(e) and 9(l), and the Mutual Nondisclosure Agreement entered into by Parent and the Company on April 14, 2011, shall survive any termination of this Agreement.

ARTICLE VIII

REMEDIES FOR BREACHES OF THIS AGREEMENT

Section 8.        Remedies for Breaches of this Agreement.

 (a)        Survival.  All of the representations, warranties, covenants and agreements of the Parties contained in this Agreement shall survive the Closing hereunder and continue in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, for a period of twenty-four (24) months thereafter (the “Escrow Indemnity Period”); provided, however, that any covenant or agreement contained in this Agreement that, by its terms, provides for performance following the Closing Date shall survive until such covenant or agreement is performed. The Parties acknowledge that the time periods set forth in this Section 8(a) and elsewhere in this Agreement for the assertion of claims and notices under this Agreement (x) are the result of arms’-length negotiations among the parties, (y) are intended to be enforced as expressly set forth by the parties herein, and (z) may be shorter than otherwise provided by law.

 (b)        Indemnification Provisions for Parent.    The Company Indemnifying Persons shall indemnify and hold harmless Parent and its officers, directors, employees, agents and affiliates (each, a “Parent Indemnified Person”) from and against any and all Losses arising out of or related to (i) any breach of or inaccuracy in any representation or warranty made by the Company in this Agreement, (ii) any breach of any of the covenants or agreements made by the Company in this Agreement, (iii) Pre-Closing Taxes, (iv) any error or inaccuracy in the Spreadsheet, (v) any of the matters set forth on Schedule 8(b), and (vi) any misstatement of Company Cash or Company Debt contained in the Company Financial Certificate or any other component of Merger Consideration that, when combined, results in an overstatement of the amount of the Merger Consideration.

 (c)        Limitation on Liability; Disposition of Escrow Funds.    The Parent Indemnified Persons’ rights to indemnification under this Section 8 shall be subject to the following limitations: (i) in no event shall the aggregate amount to be paid to Parent under this Section 8 as a result of claims pursuant to Section 8(b) (other than as a result of claims pursuant to Section 8(b) resulting from fraud, willful breach or intentional misrepresentation and other than as a result of claims pursuant to clauses (iv) or (vi) of Section 8(b)) exceed the amount then held from time to time in the Escrow Fund and (ii) no Parent Indemnified Persons shall be entitled to recover any Loss or Losses otherwise recoverable pursuant to this Section 8 as a result of claims pursuant to Section 8(b)(i) until the aggregate amount of all Losses by Parent Indemnified Persons for which the Parent Indemnified Persons are entitled to indemnification pursuant to Section 8(b)(i) exceeds $100,000 (the “Basket Amount”), and in which case the Parent Indemnified Persons shall be entitled to indemnification from the first dollar of such Losses, including the Basket Amount.

 (d)       Stockholder Representative.

     (i)        The Company hereby appoints, and by adopting and approving this Agreement and the Merger, or delivering an Equityholder Acknowledgement, Incentive Plan Acknowledgement or letter of transmittal, as applicable, the Participating Holders and participants in the Santur Corporation 2011 Incentive Plan (collectively the “Holders”) shall be deemed to appoint, Shareholder Representative Services LLC (the “Stockholder Representative”), with full and unqualified power to delegate to one or more Persons the authority granted to it hereunder, to act as each of their agent and attorney-in-fact, with full power of substitution, to take all actions permitted or required by this Agreement and the Escrow Agreement on their individual and collective behalf, and to take any other actions deemed necessary or appropriate by the Stockholder Representative in accordance with the terms of this Agreement and the Escrow Agreement. The Stockholder Representative shall be permitted to communicate with the Holders, including in electronic form.

     (ii)       The Stockholder Representative shall have no liability whatsoever to any existing or former stockholder of the Company or to any other Person arising out of the matters contemplated by this Agreement or the Escrow Agreement, except only to the extent of any Losses caused exclusively by the Stockholder Representative’s willful misconduct or bad faith. In any event, any such liability shall be limited to direct damages resulting from such conduct and in no event shall the Stockholder Representative be liable for special, incidental or consequential damages incurred or suffered by any Person. The Stockholder Representative shall incur no liability to any existing or former stockholder of the Company or any other Person with respect to any action taken or suffered by it in reliance upon any note, direction, instruction, consent, statement or other documents believed by it to be genuine and duly authorized. The Stockholder Representative may, in all questions arising under this Agreement or the Escrow Agreement, rely on the advice of counsel and for anything done, omitted or suffered in good faith by the Stockholder Representative based on such advice, the Stockholder Representative shall not be liable to any existing or former stockholder of the Company or any other Person.

     (iii)      In the event of the death or permanent disability of the Stockholder Representative, or his resignation as Stockholder Representative, a successor Stockholder Representative shall be elected by a majority vote of the holders of outstanding Company Shares immediately prior to the Effective Time, with each such stockholder (or his or her successors or assigns) to be given a vote equal to the number of votes represented by the Company Shares held by such stockholder immediately prior to the Effective Time, provided that if no Person receives a majority of votes, the Person receiving the most votes will be the new Stockholder Representative and provided further that the new Stockholder Representative shall promptly inform Parent of any such event.

     (iv)      The stockholders of the Company immediately prior to the Effective Time, jointly and severally, shall, by adopting and approving this Agreement and the Merger, be deemed to have agreed to indemnify the Stockholder Representative from and against any loss, liability or expense incurred by the Stockholder Representative in the performance of his duties under the terms of this Agreement and the Escrow Agreement, except to the extent that any loss, liability or expense is was found in a final, non-appealable judgment to have been caused exclusively by the Stockholder Representative’s willful misconduct or bad faith. If not paid directly to the Stockholder Representative by the stockholders of the Company, any such losses, liabilities or expenses may be recovered by the Stockholder Representative from (A) the funds in the Reserve Fund, and (ii) the amounts in the Escrow Fund otherwise distributable to the Holders pursuant to the terms hereof and the Escrow Agreement at the time of distribution in accordance with written instructions delivered by the Stockholder Representative to the Escrow Agent; provided that while this Section allows the Stockholder Representative to be paid from the Reserve Fund and the Escrow Fund, this does not relieve the Holders from their obligation to promptly pay such losses, liabilities and expenses as they are suffered or incurred, nor does it prevent the Stockholder Representative from seeking any remedies available to it at law or otherwise.

     (v)      In order to provide a fund to pay directly, or reimburse the Stockholder Representative for, any legal, accounting or other third-party expenses incurred by the Stockholder Representative in connection with any matter related to the transactions contemplated by this Agreement plus any additional costs and expenses of the Company incurred prior to the Effective Time in connection with this Agreement and the transactions contemplated hereby as provided in Section 9(l), $250,000 of the Merger Consideration shall be deposited by Parent upon the Closing of the Merger in a separate account (the “Reserve Fund”) to be designated by the Stockholder Representative to be administered and used by the Stockholder Representative in accordance with this Section 8(d). The Reserve Fund shall be withheld by Parent and allocated among the Holders in accordance with their respective Pro Rata Shares. The Reserve Fund shall be held by the Stockholder Representative as agent and for the benefit of the Holders in a segregated client account. The Stockholder Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. The Holders shall not receive interest or other earnings on the Reserve Fund and they each irrevocably transfer and assign to the Stockholder Representative any ownership right that they may have in any interest that may accrue on funds held in the Reserve Fund. The Holders acknowledge that the Stockholder Representative is not providing any investment supervision, recommendations or advice. The Stockholder Representative shall have no responsibility or liability for any loss of principal of the Reserve Fund other than as a result of its gross negligence or willful misconduct. For tax purposes, the Reserve Fund shall be treated as having been received and voluntarily set aside by the Holders at the time of Closing. The parties agree that the Stockholder Representative is not acting as a withholding agent or in any similar capacity in connection with the Reserve Fund. Upon the conclusion of the Stockholder Representative’s services under this Agreement and the Escrow Agreement, any remaining balance of the Reserve Fund that (a) was deposited into the Reserve Fund from the Merger Consideration on behalf of Participating Holders shall be disbursed to Parent or the Exchange Agent and (b) was deposited into the Reserve Fund from the Merger Consideration on behalf of

Santur Corporation 2011 Incentive Amount shall be disbursed to the Exchange Agent or Parent for payment to the individual participants.

 (e)        Notice of Claim.   If Parent believes that it or any Parent Indemnified Person has suffered or incurred any Loss, it shall notify the Escrow Agent and the Stockholder Representative promptly in writing, and in any event within the applicable time period specified in Section 8(a), describing such Loss, all with reasonable particularity, indicating the amount (estimated in good faith, if necessary) of the Loss that has been or may be sustained by Parent and containing a reference to the provision of this Agreement in respect of which such Loss shall have occurred (a “Claim Notice”). If any legal action is instituted by a third party with respect to which Parent intend to claim indemnity under this Section 8, Parent shall promptly give written notice thereof to notify the Escrow Agent and the Stockholder Representative of such legal action. In any event, a failure or delay in notifying the Escrow Agent and the Stockholder Representative shall not affect Parent’s right to indemnity, except only to the extent such failure or delay materially and adversely prejudices the ability to defend against any legal action. Following the delivery of each such Claim Notice, the Stockholder Representative and its representatives and agents shall be given all such access (including electronic access, to the extent available) as they may reasonably require to the books and records of the Surviving Corporation and access to such personnel or representatives of the Surviving Corporation and Parent, including but not limited to the individuals responsible for the matters that are subject of such Claim Notice, as they may reasonably require for the purposes of resolving any disputes or responding to any matters or inquiries raised in the Claim Notice.

 (f)        Defense of Third Party Claims.  Parent shall have the right to conduct and control, through counsel of its own choosing, any third party legal action or other claim, and any associated costs and expenses shall be included in the Losses for which the Parent Indemnified Persons may seek indemnification hereunder, but the Stockholder Representative may, at its election, participate in the defense thereof at the sole cost and expense of the Company Indemnifying Parties; provided, however, that if Parent shall fail to promptly assume and thereafter diligently prosecute the defense of any such legal action or other claim, then the Stockholder Representative may assume the defense thereof, through counsel of its own choosing. Parent may settle any claim or legal action the defense of which it is entitled to control hereunder, but to the extent such settlement would result in Losses for which the Company Indemnifying Parties are liable, only with the prior written consent of the Stockholder Representative, such consent not to be unreasonably withheld or delayed.

 (g)        Determination of Losses.    Notwithstanding any provision in this Agreement to the contrary, all Losses for which Parent Indemnified Persons would otherwise be entitled to indemnification under this Section 8 shall be reduced by the amount of insurance proceeds, indemnification payments and other third-party recoveries to which the Parent Indemnified Persons actually receive in respect of any Losses incurred by the Parent Indemnified Persons, net of the cost to Parent Indemnified Persons to obtain such proceeds, payments or recourses. In the event the Parent Indemnified Persons are entitled to any insurance proceeds, indemnity payments or any third-party recoveries in respect of any Losses for which the Parent Indemnified Persons are entitled to indemnification pursuant to this Section 8, Parent shall use commercially reasonable efforts to obtain, receive or realize such proceeds, payments or recoveries. In the event that any such insurance proceeds, indemnity payments or other third-

party recoveries are realized by Parent subsequent to receipt by Parent of any indemnification payment hereunder in respect of the claims to which such insurance proceeds, indemnity payments or other third-party recoveries relate, appropriate refunds shall be made promptly by Parent of all or the relevant portion of such indemnification payment. As to Company Stockholders, all indemnification payments under this Section 8 shall be deemed adjustments to the Merger Consideration otherwise payable to such Company Stockholders.

 (h)        Exclusive Remedy.    The Parties acknowledge and agree that the indemnification provisions in this Section 8 shall be the exclusive remedy of Parent with respect to the transactions contemplated by this Agreement, except (i) for the ability to apply to any court of competent jurisdiction for specific performance or injunctive relief and (ii) in the event of fraud, willful breach or intentional misrepresentation.

 (i)        Recoupment.  In connection with claims pursuant to Section 8(b) of this Agreement, any and all Losses recoverable by Parent under this Section 8, together with all costs and expenses reasonably incurred in defending any third party legal action or any other claim that is the subject of a right to indemnity under this Section 8, including the amount of any settlement or of any judgment, shall be paid exclusively and solely out of the Escrow Fund and shall be without any further recourse to any other Person, provided that claims pursuant to Section 8(b) of this Agreement resulting from fraud, willful breach or intentional misrepresentation and claims pursuant to clauses (iv) or (vi) of Section 8(b) shall not be so limited. In the case of any claim for indemnification made pursuant to clauses (iv) or (vi) of Section 8(b), and except in the case of fraud, willful breach or intentional misrepresentation, each Company Indemnifying Party shall be liable (severally and not jointly) for such holder’s Pro Rata Share of the amount of any Losses resulting therefrom up to the aggregate portion of the Merger Consideration received by such Company Indemnifying Party pursuant to this Agreement. Claims arising out of fraud, willful breach or intentional misrepresentation shall not be capped under this Agreement.

 (j)        Financial Statement Reserves.    Notwithstanding any provision in this Agreement to the contrary and except as contemplated by the indemnity items identified on Schedule 8(b), Parent shall not be entitled to indemnification for any Losses in respect of any liability or obligation to the extent such liability or obligation is specifically identified and accrued or reserved for on the Most Recent Financial Statements and reflected in the calculation of the Closing Net Working Capital Amount.

 (k)        Mitigation of Damages.  Parent shall use commercially reasonable efforts to mitigate any Losses for which it is entitled to indemnification pursuant to this Section 8. For the avoidance of doubt such commercially reasonable efforts will include prior consultation with the Stockholder Representative for any Losses related to the matters identified in Section 8(b)(iii) or listed as 3 and 4 on Schedule 8(b). The Stockholders Representative shall have the right, but not the obligation, and shall be afforded the opportunity by the Parent to the extent reasonably possible, to take all available steps to minimize Losses for which the Parent is entitled to indemnification before such Losses actually are incurred by the Parent.

 (l)        Release of Escrow.  The Escrow Fund shall be held and invested by the Escrow Agent in accordance with the terms of the Escrow Agreement. Each of Parent and the

Stockholders Representative shall from time to time submit joint written instructions to the Escrow Agent instructing the Escrow Agent to distribute the Escrow Fund in accordance with this Agreement and the Escrow Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.        Miscellaneous.

 (a)        Press Releases and Public Announcements.  No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities, if any (in which case the disclosing Party will use its commercially reasonable efforts to advise the other Party prior to making the disclosure). Notwithstanding anything herein to the contrary, following the later of Closing or the time at which Parent shall publicly announce the consummation of the Merger (if ever), the Stockholder Representative shall be permitted to publicly announce that it has been engaged to serve as the Stockholder Representative in connection with the Merger as long as such announcement does not disclose any of the other terms of the Merger or the other transactions contemplated herein.

 (b)        No Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; provided, however, that (i) the provisions in Section 2 above concerning payment of the Merger Consideration are intended for the recipients of such Merger Consideration identified in Section 2; and (ii) the provisions in Section 5(h) above concerning insurance and indemnification are intended for the benefit of the individuals specified therein and their respective legal representatives.

 (c)        Entire Agreement.  This Agreement (including the documents referred to herein) and the Mutual Non-Disclosure Agreement constitute the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

 (d)        Succession and Assignment.    This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

 (e)        Counterparts.    This Agreement may be executed in one or more counterparts, (including by means of facsimile or by email with facsimile or scanned attachment), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

 (f)        Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

 (g)        Notices.      All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one (1) Business Day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

 If to Parent or Merger Sub:

 NeoPhotonics Corporation

 2911 Zanker Road

 San Jose, California 95134

 Attn: Chief Financial Officer

 Facsimile: (408) 321-5018

 with a copy (which shall not constitute notice) to:

 O’Melveny & Myers LLP

 2765 Sand Hill Road

 Menlo Park, CA 94025

 Attn: Steven J. Tonsfeldt

 Facsimile: (650) 473-2601

 If to the Company (prior to the Closing):

 Santur Corporation

 40931 Encyclopedia Circle

 Fremont, CA USA 94538

 Attn: Chief Executive Officer

 Facsimile:

 with a copy (which shall not constitute notice) to:

 Goodwin Procter LLP

 135 Commonwealth Drive

 Menlo Park, CA 94025

 Attn: Anthony McCusker

 Facsimile: (617) 523-1231

 If to the Stockholder Representative:

 Shareholder Representative Services LLC

 601 Montgomery Street, Suite 2020

 San Francisco, CA 94111

 Attn: Managing Director

 Email: deals@shareholderrep.com

 Facsimile: (415) 962-4147

 Telephone: (415) 367-9400

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

 (h)        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

 (i)        Consent to Jurisdiction.  In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the Parties hereto: (i) irrevocably and unconditionally consents and submits, for itself and its property, to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (or, in the case of any claim as to which the federal courts have exclusive subject matter jurisdiction, the Federal court of the United States of America, sitting in Delaware); (ii) agrees that all claims in respect of such action or proceeding must be commenced, and may be heard and determined, exclusively in the Court of Chancery of the State of Delaware (or, if applicable, such Federal court); (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Court of Chancery of the State of Delaware (and, if applicable, such Federal court); and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Court of Chancery of the State of Delaware (or, if applicable, such Federal court). Each of the Parties hereto agrees that a final judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9(g).

 (j)        Amendments and Waivers.    The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time; provided, however, that any amendment effected subsequent to stockholder approval will be subject to the restrictions contained in the DGCL. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.

 (k)       Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

 (l)        Expenses.    Subject to the last sentence of this Section 9(l), each of the Parties will bear its own costs, fees and expenses (including legal fees and expenses) (collectively, “Expenses”) incurred in connection with this Agreement and the transactions contemplated hereby. In the case of the Company, the Closing Costs shall be paid in the manner specified in Section 2(c) at the Closing. In no event will any Party be liable (before or after the Closing) for any Expenses of the Company Stockholders relating to the transactions contemplated by this Agreement, provided that notwithstanding the foregoing, any such Expenses shall be deemed to be Closing Costs to the extent any Party hereto is liable therefor.

 (m)       Specific Performance.    The Parties hereto agree that irreparable damage would occur if any provision of this Agreement requiring performance by a Party were not performed in accordance with the terms hereof or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for such damages. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof. Each of the Parties hereto agrees not to raise any objections to the availability of the remedy of specific performance to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof.

 (n)        Waiver of Jury Trial.    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9(n).

 (o)        Interpretation; Rules of Construction.    When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to Articles, such reference shall be to an Article of this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to $ or dollars shall mean to U.S. dollars. References to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. References to a Person are also to its permitted successors and assigns. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. The Parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the Party drafting such agreement or document.

 (p)        Incorporation of Exhibits and Schedules.    The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

* * * * *

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

NEOPHOTONICS

By:	/s/ Timothy S. Jenks
Name: Timothy S. Jenks
Title: President and Chief Executive Officer

DULCIMER ACQUISITION CORP.

By:	/s/ Timothy S. Jenks
Name: Timothy S. Jenks
Title: President

SANTUR CORPORATION

By:	/s/ Paul Meissner
Name: Paul Meissner
Title: President and Chief Executive Officer

SHAREHOLDER REPRESENTATIVE SERVICES LLC, as Stockholder Representative

By:	/s/ Paul Koenig
Name: Paul Koenig
Title: Manager